As filed with the Securities and Exchange Commission on March 13, 2018

Registration No. 333-228183

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 2

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APOTHECA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	3841	47-2055848
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Apotheca Biosciences, Inc.
10901 Roosevelt Blvd N Bld. C 1000 Saint Petersburg, FL 33716

(727) 228-3994
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

(713) 888-0040
rcutler@cutlerlaw.com
Copy to:
M. Richard Cutler, Esq.
Cutler Law Group, P.C.
6575 West Loop South, Suite 500
Bellaire, TX 77401

Nevada Agency and Transfer Company
50 West Liberty Street, Suite 880
Reno, NV 89501
(775) 322-0626
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☐	Smaller reporting company: X
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Shares of Common Stock, par value $0.001 per share, to be sold by the Selling Stockholder	10,500,000	$0.15	$1,575,000	$190.89

Shares of Common Stock, par value $0.001 per share, to be sold by the Selling Stockholder upon exercise of a warrant	720,000	$0.3125	$225,000	$27.27

	10,770,000		$1,800,000	$218.16

(1)        Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) and (c) under the Securities Act of 1933, as amended. Based on conversion price for common stock and exercise price for warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ii

PROSPECTUS (Subject to Completion)
Dated: March 13, 2018

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

APOTHECA BIOSCIENCES, INC.

PROSPECTUS

10,775,000 shares of common stock

This prospectus relates to the offer and sale of up to 10,775,000 shares of common stock, par value $0.001, of Apotheca Biosciences, Inc., a Nevada corporation, by FirstFire Global Opportunities Fund, LLC (“FirstFire”). In this prospectus, we sometimes refer to FirstFire as the “selling stockholder.”

The shares of common stock being offered by FirstFire have been or may be issued pursuant to two purchase agreements, one dated October 3, 2018 and one dated January 18, 2019, that we entered into with FirstFire. (See “The FirstFireTransaction” below for a description of that agreement and “Selling Stockholder” for additional information regarding FirstFire.)

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder. Although the warrant contains cashless exercise provisions, we may receive up to $225,000 aggregate gross proceeds in the event the warrants are exercised.

The selling stockholder may sell the shares of common stock initially at a fixed price of $0.15 until such time as the shares are quoted on the OTC Bulletin Board, the OTCQX or OTCQB or are listed on a national securities exchange, at which time they may be sold at prevailing market prices or in privately negotiated transactions. At such time, the shares of common stock may be sold as described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. The shares of common stock are currently quoted for trading on the OTC Markets “Pink Market” under the symbol “PCFP.” The selling stockholder may be considered “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock has been quoted on the OTC Markets “Pink” marketplace under the trading symbol “PCFP.” On March 11, 2019, the last reported sale price of our common stock on the OTC Markets was $0.161.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 3 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 13, 2019

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	5
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS	12
USE OF PROCEEDS	12
DIVIDEND POLICY	12
DILUTION	12
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	13
DESCRIPTION OF BUSINESS	14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26
MANAGEMENT	29
CORPORATE GOVERNANCE	31
EXECUTIVE COMPENSATION	34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	34
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	35
DESCRIPTION OF CAPITAL STOCK	35
SELLING STOCKHOLDER	36
PLAN OF DISTRIBUTION	37
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	38
LEGAL OPINION	38
EXPERTS	38
ADDITIONAL INFORMATION	39
INDEX TO FINANCIAL STATEMENTS	40
PART II – INFORMATION NOT REQUIRED IN PROSPECTUS	F-1

Unless otherwise specified, the information in this prospectus is set forth as of October 31, 2018, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this prospectus fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to "Apotheca," the "company," "our company," "we," "us" and "our," we mean Apotheca Biosciences, Inc., a Nevada corporation. This prospectus contains forward-looking statements and information relating to Apotheca. See "Cautionary Note Regarding Forward Looking Statements" on page 13.

Our Company

Apotheca Biosciences, Inc. is a Nevada corporation.

Our principal executive offices are located at 10901 Roosevelt Blvd N Bld. C 1000, Saint Petersburg, FL 33716.  Our telephone number is (727) 228-3994.

Apotheca is a developer of cutting-edge medical products, nutraceuticals, formulation and delivery technologies for the healthcare and consumer care industry. Its pipeline of products includes, transdermal, sublingual, and nasal delivery technologies for precise and controlled dosing of cannabinoids. Apotheca believes that it can deliver meaningful benefits using its technologies to the world's aging population.

The Offering

This prospectus covers 10,775,000 shares of stock, all of which are offered for sale by the selling stockholder.

FirstFire Transactions

October 3, 2018 Transaction

On October 3, 2018, we entered into a securities purchase agreement (the “FirstFire Agreement”) and a registration rights agreement (the “FirstFire RRA”) with FirstFire.

In conjunction with the execution of the FirstFire Agreement, and receipt of funds, we issued a convertible promissory note ( the“FirstFire Note”) to FirstFire in the aggregate principal amount of $300,000 at 5% annual interest, which was initially convertible into shares of common stock of the Company equal to the lower of (i) $0.20 per share or (ii) 50% multiplied by the lowest closing bid price of the common stock during the twenty-five consecutive trading day period immediately preceding the trading day that the company receives a notice of conversion. The conversion is also adjustable based on the terms, and certain limitations and conditions, set forth in the FirstFire Agreement and the FirstFire Note. FirstFire may convert the FirstFire Note at any time. The FirstFire Note matures on October 3, 2019. On January 18, 2019 we entered into a Memorandum of Understanding with FirstFire reducing the exercise price from $0.20 to $0.15 per share.

Pursuant to the FirstFire Agreement, the Company issued a warrant to purchase up to 480,000 shares of common stock to FirstFire (the “FirstFire Warrant”), at an exercise price of $0.325, as additional consideration for the FirstFire Note. Subject to certain exceptions, the exercise price of the stock purchase warrant may be adjusted downward in the event we sell our common stock or issue warrants at a lower price.

Under the FirstFire Note, the Company has reserved 5,000,000 shares of common stock for issuance upon its conversion. If the FirstFire Note is converted at the amended conversion price of $0.15, FirstFire would receive 2,000,000 shares of common stock, but we are required to register a minimum of three times the current conversion amount. Pursuant to the FirstFire RRA, we agreed to file a registration statement with the SEC registering all shares of common stock into which the FirstFire Note is convertible and the shares issuable upon exercise of the FirstFire Warrant.

i

January 18, 2019 Transaction

On January 18, 2018, we entered into a second securities purchase agreement (the “Second FirstFire Agreement”, and together with the First Fire Agreement, the “FirstFire Agreements”) and a second registration rights agreement with FirstFire.

In conjunction with the execution of the FirstFire Agreement, and receipt of funds, we issued a convertible promissory note ( the“Second FirstFire Note”) to FirstFire in the aggregate principal amount of $150,000 at 5% annual interest, which is convertible into shares of common stock of the Company equal to the lower of (i) $0.15 per share or (ii) 50% multiplied by the lowest closing bid price of the common stock during the twenty-five consecutive trading day period immediately preceding the trading day that the company receives a notice of conversion. The conversion is also adjustable based on the terms, and certain limitations and conditions, set forth in the Second FirstFire Agreement and the Second FirstFire Note. FirstFire may convert the Second FirstFire Note at any time. The FirstFire Note matures on January 18, 2020.

Pursuant to the Second FirstFire Agreement, the Company issued a warrant to purchase up to 240,000 shares of common stock to FirstFire (the “Second FirstFire Warrant”), at an exercise price of $0.325, as additional consideration for the Second FirstFire Note. Subject to certain exceptions, the exercise price of the stock purchase warrant may be adjusted downward in the event we sell our common stock or issue warrants at a lower price.

Under the Second FirstFire Note, the Company has reserved 4,500,000 shares of common stock for issuance upon its conversion. If the Second FirstFire Note is converted at the amended conversion price of $0.15, FirstFire would receive 1,000,000 shares of common stock, but we are required to register not less than 4,500,000 shares initially. Pursuant to the FirstFire RRA, we agreed to file a registration statement with the SEC registering all shares of common stock into which the FirstFire Note is convertible and the shares issuable upon exercise of the FirstFire Warrant.

In connection with both transactions, FirstFire represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended). The FirstFire Note, the FirstFire Agreement, The Second FirstFire Note, the Second FirstFire Agreement and the FirstFire Registration Rights Agreements contain customary representations, warranties, agreements and conditions including indemnification rights and obligations of the parties.

The Company expects that proceeds received by the Company as a result of the FirstFire Notes will be used for working capital and general corporate purposes.

As of December 17, 2018, there were 114,398,250 shares of our common stock outstanding. If all of the 10,775,000 shares offered by the selling stockholder under this prospectus were issued and outstanding as of the date hereof, such shares would represent 8.6% of the total number of shares of our common stock outstanding as of the date hereof.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to FirstFire.

SECURITIES OFFERED

Common stock to be offered by the selling stockholder	10,7750,000 shares consisting of:
	●	Up to 6,000,000 shares issuable to FirstFire upon conversion of the FirstFire Note;
	●	480,000 shares issuable to FirstFire upon exercise of the FirstFire Warrants.
	●	Up to 4,500,000 shares issuable to FirstFire upon conversion of the Second FirstFire Note
	●	240,000 shares issuable to FirstFire upon exercise of the Second FirstFire Warrants.

Common stock outstanding prior to this offering	114,398,250 shares, as of December 17, 2018.

Common stock to be outstanding after giving effect to the issuance of the additional 10,775,000 shares registered hereunder	125,173,250 shares, which amount includes 114,398,250 shares outstanding as of December 17, 2018, and the 10,775,000 shares registered hereunder.

Use of Proceeds	We will receive no proceeds from the sale of shares of common stock by FirstFire in this offering. We may receive up to $225,000 aggregate gross proceeds under the stock purchase warrants should FirstFire exercise their rights to purchase shares under the warrants. Any proceeds that we receive from sales to FirstFire under the warrants will be used for working capital requirements of the Company’s business divisions and for research and development. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Symbol on the OTC Markets	“PCFP”

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to our Business

Risks Related to our Business

We have a limited operating history and a history of operating losses, and we may not be able to achieve or sustain profitability. In addition, we may be unable to continue as a going concern.

We were incorporated in October 6, 2014and have only a limited operating history. We are not profitable and have incurred losses since our inception. We continue to incur research and development and general and administrative expenses related to our operations.

We incurred a net loss of $2,508,26 from inception  through July 31, 2018.

We expect to continue to incur losses for the foreseeable future, and these losses will likely increase as we continue to commercialize our products. The amount of future losses and when, if ever, we will achieve profitability are uncertain. If our products do not achieve market acceptance, we may never become profitable. The initial cost of completing development of our products and penetrating our anticipated markets will be substantial, and there is no assurance that we will be successful in doing so. We have no revenues to date and have not proven that we have been able to commercialize the product. Additionally, if we are not successful in growing revenues and controlling costs, we will not achieve profitable operations or positive cash flow, and even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Absent a significant increase in revenue or additional equity or debt financing, we may not be able to sustain our ability to continue as a going concern.

We are an early-stage company, and as such, we have no meaningful operating or financial history, and we are pre-revenue at this time.

We commenced operations under the current business on October 6, 2014. Therefore, there is limited historical financial information upon which to base an evaluation of our performance and future prospects. Due to our lack of operating history, our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in the early-stage of operations, including, without limitation, the following:

●	absence of an operating history;
●	absence of any revenues;
●	insufficient capital;
●	expected continual losses for the foreseeable future;
●	no history on which to evaluate our ability to anticipate and adapt to a developing market;
●	uncertainty as to market acceptance of our initial and future products;
●	limited marketing experience and lack of sales organization; and
●	competitive and highly regulated environment.

Because we are subject to these risks, potential investors may have a difficult time evaluating our business and their investment in our Company. We may be unable to successfully overcome these risks, any of which could irreparably harm our business.

The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with a new enterprise, the commercial launch of a new product which still requires testing, and the operation in a competitive industry. We expect to sustain losses in the future as we implement our business plan. There can be no assurance that we will ever generate revenues or operate profitably.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

Our cash balance at October 31, 2018 was approximately $168,462.  We received net proceeds of $276,000 from the sale of the FirstFire Note and net proceeds of $138,000 on the Second FirstFire Note. We may not have adequate funds to fully develop our business, and we may need other capital investment to fully implement our business plans. We do not have any contracts or commitments for additional funding, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our development plans. In that event, current stockholders would likely experience a loss of most or all of their investment. Additional funding that we do obtain may be dilutive to the interests of existing stockholders.

We are dependent on our current management team. If we fail to attract and retain key management personnel, we may be unable to successfully develop or commercialize our products.

In the early stages of development, our business will be significantly dependent on our management team. Our success will be particularly dependent upon Dr. P.C. Sundareswaran and Ms. Deidre Fernandes. and John Verghese. The loss of any of their services could have a material adverse effect on us. We have not obtained key-man insurance on the lives of any members of our management team. Moreover, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified sales and marketing personnel. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel to join the Company on acceptable terms.

We may not be able to attract or retain qualified management and research personnel in the future due to the intense competition for qualified personnel in our industry. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our research and development objectives, our ability to raise additional capital and our ability to implement our business strategy. In particular, if we lose any members of our senior management team, we may not be able to find suitable replacements in a timely fashion or at all, and our business may be harmed as a result.

Laws and regulations affecting the cannabis industry are constantly changing, which could detrimentally affect our business, and we cannot predict the impact that future legislation or changes in enforcement practices may have on our company.

There is a substantial amount of change occurring in the United States regarding both the medical and recreational use of cannabis, and a number of individual states have enacted state laws to enable distribution, possession, and use of cannabis for medical, and in some cases, recreational purposes. The Obama Administration previously stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute individuals lawfully abiding by state-designated laws allowing for use and distribution of medical and recreational cannabis and to date the Trump administration has continued with that policy. However, there is no guarantee that the Trump Administration will not change the stated policy regarding enforcement of federal laws in states where cannabis has been legalized. Future active enforcement of the current federal regulatory position on cannabis on a regional or national basis may directly and adversely affect the willingness of customers to invest in or buy our Canna Sensor, which is used in connection with cannabis. In addition, federal or state legislation could be enacted in the future that could prohibit customers of our Canna Sensor from distributing, possessing, or using cannabis. If such legislation were enacted, customers may discontinue use of our Canna Sensor, our potential source of customers would be reduced, and our revenues may decline. Violation of any federal or state law, or allegations of such violations, could disrupt our business and result in a material adverse effect on our revenues, profitability, and financial condition.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the services that we provide to users, and as such may be subject to enforcement actions which could materially and adversely affect our business

The possession, use, cultivation, or transfer of cannabis remains illegal under the Federal Controlled Substances Act. Our Canna Sensor may be sold to customers that are engaged in the business of possession, use, cultivation, or transfer of cannabis. As a result, law enforcement authorities regulating the illegal use of cannabis may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another's criminal activities. The Federal aiding and abetting statute provides that anyone who "commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal." 18 U.S.C. §2(a). As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

 We may not be able to compete effectively against products introduced into our market space.

The industry surrounding handheld consumer analyzers is rapidly evolving, and the market landscape is currently uncertain. However, we expect that as consumers begin to learn and adapt, products that will compete with our offerings will rapidly proliferate. These competitive products could have similar applications, perhaps using superior technology, and may provide additional benefits that our sensors do not. We expect that the market could be occupied by larger competitors with greater financial and other resources, which could hinder our market share. We may be forced to modify or alter our business and regulatory strategy, as well as our sales and marketing plans, in response to, among other things, changes in the market, competition, and technological limitations. Such modifications may pose additional delays in achieving our goals.

Our failure to effectively manage growth could impair our business.

Our business strategy envisions a period of rapid growth after our initial product launches, which may put a strain on our administrative and operational resources, and our funding requirements. Our ability to effectively manage growth will require us to successfully expand the capabilities of our operational and management systems, and to attract, train, manage, and retain qualified personnel during our initial product launch and future launches of our other products. There can be no assurance that we will be able to do so, particularly if losses continue and we are unable to obtain sufficient financing. If we are unable to appropriately manage growth, our business, prospects, financial condition, and results of operations could be adversely affected.

We may be subject to product liability claims, and may not have sufficient product liability insurance to cover any such claims, which may expose us to substantial liabilities.

We may be exposed to product liability claims from consumers of our products. It is possible that any product liability insurance coverage we obtain will be insufficient to protect us from future claims. Further, we may not be able to obtain or maintain insurance on acceptable terms or such insurance may be insufficient to cover any potential product liability claim or recall. Failure to obtain or maintain sufficient insurance coverage could have a material adverse effect on our business, prospects, and results of operations if claims are made that exceed our coverage.

From time to time we may need to license patents, intellectual property, and proprietary technologies from third parties, which may be difficult or expensive to obtain.

We may need to obtain licenses to patents and other proprietary rights held by third parties to successfully develop, manufacture and market our products. As an example, it may be necessary to use a third party's proprietary technology to reformulate a product in order to create a new type of sensor in response to market demand, or to improve the abilities of our current sensors. If we are unable to timely obtain these licenses on reasonable terms, our ability to commercially exploit our products may be inhibited or prevented.

If we are unable to adequately protect our technology or enforce our intellectual property rights, our business could suffer.

Our success with the products we will develop will depend, in part, on our ability to obtain and maintain patent protection for these products. The coverage claimed in a patent application can be significantly reduced before the patent is issued, and the patent's scope can be modified after issuance. Furthermore, if patent applications that we file or license are not approved or, if approved, are not upheld in a court of law, our ability to competitively exploit our products would be substantially harmed. Additionally, such patents may or may not provide competitive advantages for their respective products or they may be challenged or circumvented by our competitors, in which case our ability to commercially exploit any related products may be diminished.

We also will rely on trade secret and contractual protections for our unpatented, confidential, and proprietary technology. Trade secrets are difficult to protect. While we will enter into proprietary information agreements with certain of our employees, consultants, and others, these agreements may not successfully protect our trade secrets or other confidential and proprietary information. It is possible that these agreements will be breached, or that they will not be enforceable in every instance, and that we will not have adequate remedies in the case of any such breach. It is also possible that our trade secrets will become known or independently developed by our competitors. If we are unable to adequately protect our technology, trade secrets, or proprietary know-how, or enforce our patents, our business, financial condition, and prospects could suffer.

Intellectual property litigation is increasingly common and increasingly expensive, and may result in restrictions on our business and substantial costs, even if we prevail.

Patent and other intellectual property litigation is becoming more common, and such litigation may be necessary to defend against or assert claims of infringement, to protect trade secrets, to determine the scope and validity of proprietary rights of third parties, or to enforce our patent rights, including those we may license from others. Currently, no third party is asserting that we are infringing upon their patent or other intellectual property rights, nor are we aware or believe that we are infringing or will infringe upon any third party's patent or other intellectual property rights. We may, however, currently be infringing or infringe in the future upon a third party's patent or other intellectual property rights. In that event, litigation asserting such claims might be initiated in which we may not prevail, or may not be able to obtain the necessary licenses on reasonable terms, if at all. All such litigation, whether meritorious or not, as well as litigation initiated by us against third parties, is time-consuming and very expensive to defend or prosecute and to resolve. In addition, if we infringe the intellectual property rights of others, we could lose our right to develop, manufacture, or sell our products or could be required to pay monetary damages or royalties to license proprietary rights from third parties. An adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing or selling our products, which could harm our business, financial condition, and prospects.

If our competitors prepare and file patent applications in the United States that claim technology we also claim, we may have to participate in interference or derivation proceedings required by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial costs, even if we ultimately prevail. Results of these proceedings are highly unpredictable and may result in us having to try to obtain licenses in order to continue to develop or market our product candidate.

 If our competitors file administrative challenges of our patent applications after grant, we may have to participate in post-grant challenge proceedings, such as oppositions, inter-partes review, post grant review or a derivation proceeding, that challenge our entitlement to an invention or the patentability of one or more claims in our patent applications or issued patents. Such proceedings could result in substantial costs, even if we ultimately prevail. Results of these proceedings are highly unpredictable and may result in us losing proprietary intellectual property rights as claimed in the challenged patents.

We may encounter unanticipated obstacles to execution of our business plan which may cause us to change or abandon our current business plan.

Our business plan may change significantly based on our encountering unanticipated obstacles. Many of our potential business endeavors are capital intensive, and may be subject to statutory or regulatory requirements and other factors that we cannot control, and which could be detrimental to our business plan. We believe that our chosen undertakings and strategies make our plans achievable in light of current economic and legal conditions and with the skills, background, and knowledge of our management team and advisors. We reserve the right to make significant modifications to our stated strategies depending on future events.

 Risks Related to Our Common Stock

There is currently a limited public trading market for our common stock and one may never develop.

There currently is a limited public trading market for our securities, and it is not assured that any such public market will develop in the foreseeable future. While this is true of any small cap company, the fact that one of our initial products is a device that will be associated with the use of cannabis, the legal status of which has not been completely resolved at the state level in many states or on the federal level, may make the path to a listing on an exchange or actively traded in the over-the-counter market more problematic. Moreover, there can be no assurance that even if our common stock is approved for listing on an exchange or is quoted in the over-the-counter market in the future, that an active trading market will develop or be sustained. Therefore, we cannot predict the prices at which our common stock will trade in the future, if at all. As a result, our investors may have limited or no ability to liquidate their investments.

Trading in our common stock is conducted on the OTC Markets "Pink" market, as we currently do not meet the initial listing criteria for any registered securities exchange.  The OTC Markets Pink Market is a less recognized market than the registered securities exchanges and is often characterized by low trading volume and significant price fluctuations.  These and other factors may further impair our stockholders' ability to sell their shares when they want to and/or could depress our stock price. As a result, stockholders could find it difficult to dispose of, or obtain accurate quotations of the price of our securities because smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our Company may be limited.  If a public market for our common stock does develop, these factors could result in lower prices and larger spreads in the bid and ask prices for our shares of common stock.

The market price of our common stock may be highly volatile and such volatility could cause you to lose some or all of your investment.

The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

●	the announcement of new products or product enhancements by us or our competitors;
●	developments concerning intellectual property rights;
●	changes in legal, regulatory, and enforcement frameworks impacting our products;
●	variations in our and our competitors' results of operations;
●	fluctuations in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;
●	the results of product liability or intellectual property lawsuits;
●	future issuances of common stock or other securities;
●	the addition or departure of key personnel;
●	announcements by us or our competitors of acquisitions, investments or strategic alliances; and
●	general market conditions and other factors, including factors unrelated to our operating performance.

Further, the stock market has recently experienced extreme price and volume fluctuations. The volatility of our common stock could be further exacerbated due to low trading volume. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock and the loss of some or all of our investors' investment.

Some or all of the "restricted" shares of our common stock held by our stockholders, including, but not limited to, shares issued in connection with our incorporation in 2018 may be offered from time to time in the open market pursuant to an effective registration statement under the Securities Act, or without registration pursuant to Rule 144 promulgated thereunder, and these sales may have a depressive effect on the market price of our common stock.

 Because our common stock is a "penny stock," it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

Our common stock is currently a "penny stock" because, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange, and it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This risk-disclosure document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser's written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get their money back.

The penny stock rules may make it difficult for stockholders to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, stockholders may not always be able to resell their shares of our common stock publicly at times and prices that they feel are appropriate.

Because we became public by means of a merger, we may not be able to attract the attention of brokerage firms.

Additional risks may exist because we acquired our main operation, being Apotheca Biosciences Inc., through a "merger." Securities analysts of brokerage firms may not provide coverage of our Company since there is little incentive for brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct secondary offerings on our behalf in the future.

 Compliance with the reporting requirements of federal securities laws can be expensive.

We are a public reporting company in the United States, and accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002.  The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders are substantial. If we do not provide current information about our Company to market makers, they will not be able to trade our stock. Failure to comply with the applicable securities laws could result in private or governmental legal action against us or our officers and directors, which could have a detrimental impact on our business and financials, the value of our stock, and the ability of stockholders to resell their stock.

 Our investors' ownership in the Company may be diluted in the future.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of ownership interests of our present stockholders. We expect to need to issue a substantial number of shares of common stock or other securities convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, raising additional capital in the future to fund our operations, and other business purposes.

Directors and executive officers and affiliated entities own a significant percentage of our capital stock, and they may make decisions that our stockholders do not consider to be in their best interests.

As of the date of this Current Report, our directors, executive officers, and affiliated entities beneficially own, in the aggregate, approximately ___% of our outstanding voting securities as of the date hereof. Sam Talari, formerly the President and a director of the Company, is the beneficial owner of approximately 38% of our outstanding voting securities as of the date hereof. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our Company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices. This concentration of ownership and influence in management and board decision-making could also harm the price of our capital stock by, among other things, discouraging a potential acquirer from seeking to acquire shares of our capital stock (whether by making a tender offer or otherwise) or otherwise attempting to obtain control of our Company.

Our board of directors has historically had significant control over us and we have yet to establish committees comprised of independent directors.

Apotheca only has two directors. Because of such limited number of directors, each of our board members has significant control over all corporate issues. In addition, our directors also hold officer positions in Apotheca. We have not established board committees comprised of independent members, and we do not have an audit or compensation committee comprised of independent directors. Our two directors performed these functions, despite not being independent directors. Thus, there is potential conflict in that our directors are also engaged in management and participate in decisions concerning management compensation and audit issues that may affect management and Apotheca's performance.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and to detect and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as would be possible with an effective control system in place. We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

We have been assessing our internal controls to identify areas that need improvement. We are in the process of implementing changes to internal controls, but have not yet completed implementing these changes. Failure to implement these changes to our internal controls or any others that it identifies as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our common stock.

The issuance of our common stock to FirstFire will cause dilution, and the sale of the shares of common stock acquired by FirstFire, or the perception that such sales may occur, could cause the price of our common stock to fall.

On October 3, 2018, we entered into the FirstFire Note with FirstFire, pursuant to which we have committed to issue common stock upon conversion at an initial rate of the lower of (i) $0.20 per share or (ii) 50% multiplied by the lowest closing bid price of the common stock during the twenty-five consecutive trading day period immediately preceding the trading day that the company receives a notice of conversion.  Concurrently with the execution of the FirstFire Note, we issued the FirstFire Warrant pursuant to which FirstFire may acquire up to 480,000 shares of our common stock upon exercise. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

FirstFire may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, the FirstFire Note could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock by FirstFire, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire to effect sales.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section titled "Risk Factors" incorporated by reference herein. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not assume any obligation to update any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law. In the light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholder FirstFire. We will receive no proceeds from the sale of shares of common stock by FirstFire in this offering. We may receive up to $225,000 aggregate gross proceeds under the warrants should Black FirstFire choose to exercise their rights to purchase shares under the warrants. See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the exercise of the warrants to help fund general working capital for our corporate operations.

DIVIDEND POLICY

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

DILUTION

The net tangible book value of our company as of October 31, 2018 was $(570,712), or approximately $(0.005) per share of common stock. Net tangible book value per share is determined by dividing the net tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

Assuming net proceeds of $276,000 from the sale of FirstFire Note to FirstFire (already included in net tangible book value above) and net proceeds of $138,000 from the sale of the Second FirstFire Note, assuming they convert 100% of the Notes at $0.15 per share for a total of 3,000,000 shares, as well as they exercise their rights to purchase all the shares available under their warrants (720,000), our adjusted net tangible book value as of October 31, 2017 would have been $(207,712) or $(0.002) per share. This represents an immediate increase in net tangible book value of $0.003 per share to existing stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed for trading on the OTC Markets "Pink" marketplace under the trading symbol "PCFP".

The table below represents the quarterly high and low closing prices of our common stock for the last two fiscal years as reported by www.otcmarkets.com.

	2017		2018
	High	Low	High	Low
First Quarter	$1.00	$1.00	$1.16	$0.31
Second Quarter	$1.00	$1.00	$0.94	$0.35
Third Quarter	$1.30	$0.92	$0.69	$0.37
Fourth Quarter	$1.50	$0.70	$0.55	$0.40

The closing price for our common stock on October 23, 2018, was $0.511 per share.

Holders of our Common Stock

As of December 31, 2018, 114,398,250 shares of our common stock were outstanding and held by approximately 110 stockholders of record.

Dividends

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes our equity compensation plan information as of October 23, 2018. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by stockholders	0	$.00	0
Equity compensation plans not approved by stockholders	None	N/A	N/A

DESCRIPTION OF BUSINESS

Apotheca Biosciences is a medical device company developing engineering and device solutions for cannabinoid medical technologies. The company is incorporated in Nevada as a Corporation with principal business in Saint Petersburg, FL. The company develops, license and market cannabinoid technologies to various market sectors. Our principal executive offices are located at 10901 Roosevelt Blvd N Bld. C 1000, Saint Petersburg, FL 33716.  Our telephone number is (727) 228-3994.

Apotheca Biosciences, through its divisions, develops novel cannabinoid delivery devices for dispensing effective dose concentrations to treat different human diseases, OTC drug formulations and pharmaceutical research. Apotheca's research and development includes specific delivery devices to treat Alzheimer's disease, Parkinson's disease and severe, chronic pain. For each of these diseases, there is a dire need for targeted delivery of cannabinoid-based actives.

Apotheca Biosciences is developing cutting-edge medical products, nutraceuticals, formulation and delivery technologies for the healthcare and consumer care industry. Our pipeline of products includes, transdermal, sublingual, and nasal delivery technologies for precise and controlled dosing of cannabinoids. We believe that we can deliver meaningful benefits using our technologies to the world's aging population.

Apotheca is currently emphasizing research and development in addition to the creation of high-grade nutraceuticals and cosmetics. The health of our customers takes precedence and our solid business strategy ensures our focus on customer well-being. Our goal is to lay the groundwork and continue research of cannabinoid receptiveness in patients and create nutraceuticals that reflects our research.

The last two decades of research have brought a tremendous improvement in knowledge of the endocannabinoid system (eCB system) components and functions under physiological and pathological conditions. The eCB is a neuromodulatory system consists of two subtypes of cannabinoid receptors, CB1 and CB2

Core values:

•
Contribute to human welfare through innovative biomedical engineering solutions; to deliver cannabinoid actives that relieve pain, restore health, and longevity of millions of patients around the world.

•	Bring cost-effective and meaningful medical care to patients
•	Build an environment of creativity and transform new ideas into breakthrough technologies and devices
•	Pursue innovative engineering solutions that challenge established thinking
•	Change and act with speed via scientific collaboration, partnership and a winning spirit

CANNABINOID DRUG PLATFORM

Over the last few decades, the mainstream medical establishment has regained interest in cannabis for therapeutic applications. This attention has surfaced as researchers began to look more deeply into the substance's low toxicity and high effectiveness for a variety of diseases. In fact, there is no known instance of a lethal dosage of cannabis in humans, making it one of the safest drugs, even among over- the-counter medications. Due to these desirable properties, the Food and Drug Association (FDA), the National Academy of Sciences, Institute of Medicine and the National Institutes of Health (NIH) have all made requests for a greater amount of research into cannabis and its medical use. Cannabinoid receptors were first discovered, characterized and cloned in 1990. Over the course of the next few years, these receptors were classified into two subtypes, - CB1, which is found in the nervous system and in various organs and tissues throughout the body, and CB2, which is found in the immune system. Shortly after the discovery of cannabinoid receptors came the discovery of the endogenous cannabinoid system – the system that binds cannabinoid receptors with plant-based cannabinoids as well as endogenous ligands that exist naturally in the body, referred to as endocannabinoids.

Since the discovery of this system modern scientists have come to believe the endocannabinoid system is intimately involved in human physiology, including elements as diverse as the movement of control, reproduction, memory, appetite, bone tissue formation, amongst other functions

Cannabinoid and its Medical Importance

The major psychoactive component of cannabis is ∆9-tetrahydrocannabinol (9-THC), whereas cannabidiol (CBD) is the major and most widely studied of the other constituents. CBD, unlike 9-THC, does not activate the CB1 and CB2 receptors, which probably accounts for its lack of psychotropic activity. It exerts its pharmacological effects through multiple mechanisms. Preclinical studies have suggested a wide range of possible therapeutic effects of THC, CBD and other active components from marijuana on several conditions, including Parkinson's disease, Alzheimer's disease, cerebral ischemia, diabetes, rheumatoid arthritis, other inflammatory diseases, nausea and cancer.

•
The main mechanism is the capability of cannabinoids to restore the normal balance between oxidative events and antioxidant endogenous mechanisms that is frequently disrupted in neurodegenerative disorders, thereby enhancing neuronal survival.

•
The second key mechanism for cannabinoids as a neuro-protective compound involves its anti-inflammatory activity that is exerted by mechanisms other than the activation of CB2 receptors, the canonic pathway for the anti-inflammatory effects of most of cannabinoid agonists. Anti-inflammatory effects of CBD have been related to the control of microglial cell migration.

•	Cannabinoids have also shown to increase memory and cognition in mouse models
•
Other mechanisms proposed for the neuro-protective effects of cannabinoids include: (i) the contribution of 5HT1A receptors, e.g. in stroke, (ii) the inhibition of adenosine uptake, e.g. in neonatal ischaemia and (iii) specific signaling pathways that play a role in b-amyloid plague reduction and tau hyperphosphorylation in Alzheimer's disease.

Up until the last two decades, marijuana research was a rather esoteric field, of interest to a small number of scientists. A contributory factor was the highly lipophilic nature of the biologically active ingredients, which led to the notion that marijuana elicits its effects nonspecifically by perturbing membrane lipids. The first important breakthrough that ultimately led to a rejection of this concept was the identification of the correct chemical structure of the main psychoactive ingredient of marijuana, THC, and the subsequent demonstration that bioactivity resides in the l-stereoisomer of this compound which is one of approximately 60 cannabinoids present in the plant.

This discovery stimulated the generation of a whole range of synthetic analogs in the 1970s that included not only compounds structurally similar to phytocannabinoids but also analogs with different chemical structures, including classic and nonclassic cannabinoids and aminoalkylindoles as well as the subsequently discovered endogenous arachidonic acid derivatives or endocannabinoids, which are discussed in more detail below. Biological effects of THC and its synthetic analogs revealed strict structural selectivity as well as stereo-selectivity telltale signs of drug-receptor interactions. Definitive evidence for the existence of specific cannabinoid receptors was followed soon by the demonstration of high-affinity, saturable, stereospecific binding sites for the synthetic cannabinoid agonist in mouse brain plasma membranes, which correlated with both the in vitro inhibition of adenylate cyclase and the in vivo analgesic effect of the compound. The availability of a radio-ligand also allowed the mapping of cannabinoid receptors in the brain by receptor autoradiography. This mapping turned out to be of key importance in the subsequent identification of CB1 receptor. CB1 receptors are the most abundant receptors in the mammalian brain but are also present at much lower concentrations in a variety of peripheral tissues and cells. A second cannabinoid GPCR, CB2, is expressed primarily in cells of the immune and hematopoietic systems but recently were found to be present in the brain in nonparenchymal cells of the cirrhotic liver in the endocrine pancreas and in bone.

The endocannabinoid system (ECS), which acts through the CB1 and CB2 receptors, is a pleiotropic signaling system involved in all aspects of mammalian physiology and pathology, and for this reason it represents a potential target for the design and development of new therapeutic drugs. Over the past decades, the endocannabinoid system has been widely studied, owing to its broad range of physiological effects. ECS system encompasses a wide range of lipid mediators, proteins and receptors, which together can be considered as the 'endocannabinoidome'.

Cannabinoid Drug Delivery

As more and more medical uses of cannabinoids unravel, the optimum and targeted delivery of cannabinoid compounds to different tissues systems is a challenging need. We at Apotheca are a dedicated team of scientists, engineer and software architects to design and automate medical devices for cannabinoid delivery.

Apotheca is developing novel cannabinoid delivery devices for dispensing effective dose concentrations to treat different human diseases. Apotheca's research and development includes specific delivery devices to treat Alzheimer's disease, Parkinson's disease and severe, chronic pain. For each of these diseases, there is a dire need for targeted delivery of cannabinoid-based actives.

DISCOVERY AND PRODUCT DEVELOPMENT

Discovery and Screening

Apotheca Biosciences is investing in developing the following devices for novel delivery of cannabinoid compounds.

1. CannaDERM Transdermal Technology: A novel transdermal nano-emulsion technology to improve the penetration and systemic absorption of cannabinoids. CannaDERM transdermal technology is primarily developed as an alternative to opioid pain relievers.

Pain Market:
- GameDayRx: Transdermal Pain relief cream for sports and Athletic market
- Daily Pain: Pain relief for consumer market
- Pain Relieve kit: Nutritional supplement + Pain cream

Skincare:
- CannaDerm Acne
- CannaDerm Atopic Dermatitis

Immediate Focus: Develop & Market: GameDayRx

2. CannaRAPID Sublingual Technology: A sublingual penetration technology improve the penetration and sublingual absorption of cannabinoids

- Dry Mouth Syndrome
- Anxiety
- Migraine

3. Pain-Patch: A novel smart device with transdermal patch technology to systemically deliver non-opioid pain actives

Immediate Focus: Develop & Market: Pain Patch

4. Hemp-oil Edibles for Anti-Aging and Longevity

- Hemp oil Health Bar
- Hemp Dark Chocolate
- SmartHealth CBD Oil

Immediate Focus: Develop & Market: Health bar, Chocolate and CBD Oil

5. Acquire M & W brands

- Acquire trademark rights of M & W brands
- MarywannaR brand
- Consumer care branding for cookies, beverages etc.

5. Cannabinoid Extraction Technologies

- Develop state-of-the-art cannabinoid extraction and purification for the production of API grade cannabinoids for pharmaceutical market

RESEARCH AND DEVELOPMENT AND PARTNERSHIPS

In-house technologies: Apotheca has developed the following IP and Trade secrets
• Transdermal delivery systems and formulations for cannabinoid compounds
• Enhanced formulations for the transdermal delivery of cannabinoid compounds
• Pain-Patch for pain-active delivery

Apotheca has research ties with:
- Apotheca Pharmaceutical Corporation
- CB Scientific
- AgeVital Research and Wellness

Patent & Technology Portfolio

Apotheca is building a comprehensive patent portfolio on the engineering of cannabis medical delivery devices and has the applied for two USPTO patents.

Provisional Patent:     1 Delivery of Cannabinoids in a Polyunsaturated-rich Nano emulsion
Provisional Patent:     2 Wearable Smart Device for Systemic and Neural Delivery of Active Pharmaceutical Ingredients

APOTHECA CANNA-LINE OF PRODUCTS

Apotheca has developed Canna-line of CBD products and is launching a "launch and learn marketing campaign"

1.	CannaDERME –Daily Pain

CannaDERMETM –Daily Pain is our transdermal technology using nano-emulsion for fast absorption of cannabinoid compounds for the general pain market

-	Targeted transdermal absorption of CBD for fast action
-	Penetrin Technology with 3-in-1 pain Relief Nerve, muscular & joint pain

Quantity and Pricing CannaDERMETM- Daily Pain 50g - 20mg/g

2.	CannaDERME –GameDayRx

CannaDERMETM is our transdermal technology for sports and athletic market

Quantity and Pricing CannaDERMETM GameDayRx 50g - 20mg/g

3.	CannaRAPID

Apotheca sublingual product, CannaRAPID is a sugar-free Orally Disintegrating Tablet to deliver precise dose cannabinoids to neural tissues in a matter of seconds. The formulation is optimized with nanotechnology and tissue permeation enhancing molecules for faster absorption. Apotheca is pairing up with clinical organizations and various clinical practitioners for conducting clinical studies using CannaRAPID for various indications such as stress and anxiety relief, cognitive focus, various kinds of pain, migraines etc.
CannaRAPID:

-	Rapid release and absorption of CBD for fast action
-	Relief from various pain
-	Helps with stress, anxiety and cognitive function

Quantity and Pricing CannaRAPIDTM  20 capsules - 40mg/capsule

4.	CannaCAPSULE

Oral delivery with prebiotics and Cannabinoid Absorption Complex (CAC)

- Best for chronic inflammation and chronic whole-body pain

Quantity and Pricing CannaCAPSULE 30 capsules - 25mg/capsule

5.	Pain-Patch

Smart pain device for pain relief - Targeted controlled dosing of pain actives

TRANSDERMAL DELIVERY TECHNOLOGIES

•	CannaDERME – a Liposomal-based nana emulsion for controlled release in a Thermo-sensitive gel technology for sustained release.
•	Canna-AcnePlus: Acne – utilizing a liposomal-based Nano emulsion, this formula is excellent at cleansing one's skin.
•	Canna-Derme AD: Atopic Dermatitis – a stronger and more potent version of CannaDERME with additional chemistry to ensure inflammation reduction.
•	Canna-EyeSol: Dry eyes – A drip solution that alleviates eye pressure and increases clarity.

MEDICAL PRODUCT PIPE LINE

CANDIDATE	INDICATION	DISCOVERY	CLINCAL EFFICACY	COMMERCIALIAZATION
CannaDERME OPIOID	Adjunct therapy for Opioid Addiction			
CannaDERME	Chronic Pain			
CannaDERME Plus	Chronic Migraine Neuropathic pain			
CannaDERME AC	Acne			
CannaDERME AD	Atopic Dermatitis			
CannaRAPID Sublingual	Anxiety & Depression			
CannaNASAL	Allergic rhinitis

SUBLINGUAL RAPID DELIVERY TECHNOLOGY

•	CannaRapid – Orally disintegrating tablets ensuring increased bioavailability for capillary uptake and immediate response.
•	Canna-OraGel: Periodontitis – gel designed with liposomal cannabinoids to aid in gum health. Apotheca Oral care line: Healthy teeth and gum tissues
•	Canna-OraSol: Dry Mouth – a solution with a Phyto cannabinoid Nano emulsion to increase saliva production. Apotheca Oral care line: Healthy teeth and gum tissues
•	DAVA – INGREDIENTS: Tincture Alcohol, 400mg's hemp-derived CBD, natural flavors

CONSUMER CARE PRODUCT PIPE LINE

PRODUCT	INDICATION	DEVELPMENT	PROTOTYPE PROUDCTION	COMMERCIALIAZATION
Health Hemp Bar (7g Protein+ 50mg CBD)	Helps With pain alleviation			
HealthSmart CBD Oil	Helps with Chronic Weightloss

*FDA DISCLOSURE: These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.

EU IMPORT: Our CBD is hemp derived from EU certified hemp seeds, sustainably grown and CO2 extracted before being imported to the USA from the EU.QUALITY GUARANTEED: Certificate of Analysis available for every batch upon request.CONTENTS: 20 ml Amber glass bottle, with tamper proof lid, & bulb dropper for precision measurement.

NASAL DELIVERY TECHNOLOGIES

NasaCann – Direct brain delivery via inhalable cannabinoid nanoparticles.

RESEARCH AND DEVELOPMENT & MARKETS

Alzheimer

Lead drug candidate to treat early stages of Alzheimer's disease

Alzheimer's disease (AD) represents a complex class of debilitating brain diseases that mostly affects people aged 65 and older. AD is characterized by progressive loss of neurons in the hippocampus and cortex, which results in the shrinkage of the brain. Basically, the brain cells required to process, store and retrieve information are killed, which is characteristic of a neurodegenerative process.

AD is a progressive neurodegenerative disorder, which killed half a million people in 2010. It is the sixth leading cause of death in US. It is estimated that by 2050, the number of people with AD may nearly triple, from 5 million to as many as 16 million, barring the development of medical breakthroughs to prevent, slow or stop the disease. Existing medications, which mostly treat symptoms, have combined sales of about $3 billion today. Any drug, which cures or manage to slow the progression of AD will be about $5-6billion dollar market.

Apotheca has identified a combination of two patent-pending drug actives which simultaneously targets both amyloid plaques and tau phosphorylation, the two major causative agents of AD.

Opioids - Opioid Crisis: A National Public Health Emergency

The Senate on October 3, 2018 overwhelmingly passed bipartisan legislation aimed at ending the nation's opioid crisis.

HR 6, the Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment (SUPPORT) for Patients and Communities Act, passed the House on Sept. 28, 2018. During a White House event, titled "A Year of Historic Action to Combat the Opioid Crisis," on October 24, 2018 President Trump signed the legislation recently passed by Congress to add more resources for Americans suffering from addiction, including expanding access to medication-assisted treatments like methadone.

Key provisions of the bill include authorizing additional funding for medical professional continuing education and improving the quality and interoperability of state prescription drug monitoring programs. It also intensifies federal research into new pain management therapies and promotes more convenient ways for consumers to dispose of their unused medications.

Provisions in the final package address a wide range of issues related to the crisis that is wreaking havoc across the country, such as prescription limits, monitoring programs, expanding access to treatment and recovery services, coming up with opioid alternatives for pain treatment, intercepting illegal opioids at mail facilities and combating use of fentanyl. In a time of sharp partisan divides and vitriol, the bipartisan vote underscored the reach and scope of the crisis on Capitol Hill, where lawmakers and staff say the issue has become one of, if not the, top issues they hear about from constituents in their states and districts.

With the crisis continuing to see widespread deaths, opioids are an issue that has touched most, if not all, in the states, cities and towns represented on Capitol Hill. During 2017, there were more than 72,000 overdose deaths in the United States according to the Centers for Disease Control. The sharpest increase occurred among deaths related to fentanyl and fentanyl analogs (synthetic opioids) with nearly 30,000 overdose deaths.  All opioids accounted for more than 61,000 deaths.  That's an average of 167 opioid overdose deaths each day (which is an increase from 115 in 2016).

Studies have shown that Phyto cannabinoids like cannabidiol have promising results in opioid withdrawal symptoms and heroin-seeking behavior. Apotheca's preliminary studies have shown that cannabidiol can have promising improvements in opioid withdrawal symptoms by attenuating the rewarding effects of opioids. Apotheca has been developing various cannabinoid formulations for relieving various pains and opioid withdrawal symptoms. There is strong evidence that cannabinoid compounds can relieve depression caused by drug addiction.

 Apotheca's initiative on Opioid Addiction

A cannabidiol based cannabinoid formulation recently developed by Apotheca that represents a select combination of Phyto cannabinoids assembled to specifically target opioid. Apotheca has identified a combination of patent-pending drug actives which targets and blocks rewarding neuronal effects.

Cannabinoid Library

Apotheca has developed a novel combinatorial library of phyto and endocannabinoids for treating various diseases.

The endocannabinoid system (ECS) is composed of two G protein-coupled receptors (GPCRs), the cannabinoid CB1 and CB2 receptors, and the two main endogenous lipid ligands of such receptors, anandamide, and 2-arachidonoyl-glycerol(2-AG). The ECS is a pleiotropic signaling system involved in all aspects of mammalian physiology and pathology, and for this reason, it represents a potential target for the design and development of new therapeutic drugs. Over the past decades, the endocannabinoid system has been widely studied, owing to its broad range of physiological effects. ECS system encompasses a wide range of lipid mediators, proteins, and receptors, which together can be considered as the 'endocannabinoidome'

Apotheca has created an extensive library of various phyto-endo cannabinoid combinations in effective dose concentrations to modulate specific signaling to treat different human diseases.

MARKETING SAMPLES

Core Competencies

Commercialization of Technologies
Design and Engineer Electronic Solutions
Extraction Technologies
Product Development
Biomedical Science & Formulation Chemistry

5

Business Model

APOTHECA biosciences

Engineer core biomedical & device technologies

Secure IP and trademark rights

Develop biomedical and nutraceutical products

Commercialize and market products

Acquire strategic technology and product assets through licensing and/or acquisitions

Explore licensing and partnerships

4

Core Biomedical Technologies

CannaDERME Transdermal Technology:	*A novel transdermal nano-emulsion technology to improve the penetration and systemic absorption of cannabinoids. CannaDERME transdermal technology is primarily developed as an alternative to opioid pain relievers.*
Pain-Patch:	*A wearable medical device with transdermal patch technology for pain relief.*
Cannabinoid Extraction Technologies:	*Develop state-of-the-art cannabinoid extraction and purification for the production of API grade cannabinoids for the pharmaceutical market.*
CannaRAPID Sublingual Technology:	*A sublingual penetration technology that improves the penetration and sublingual absorption of cannabinoids.*

6

Intellectual Property Rights

Patent 1:

Delivery of Cannabinoids in a Polyunsaturated-rich Nanoemulsion

Patent 2:

7

Products Portfolio

MEDICAL PRODUCTS

- CannaDERME - Daily Pain Cream
- CannaDERME - GameDayRx Cream
- CannaRAPID - Sublingual rapid dissolving tablets
- Pain-Patch - A smart wearable pain-relief device
- CannaCAPSULE
- Canna-OraGel
- Canna-OraSol
- CannaDERME AD

COSMETIC PRODUCTS

- CannaDERME Face Cream
- Canna-AcnePlus

NUTRACEUTICAL PRODUCTS

- Healthy Hemp Bar
- HealthSmart CBD oil/oral spray

8

Product Line: *Pain-Patch*

Improving the Quality of Life for Pain Patients
Pain-Patch™
APOTHECA
biosciences
Inflammatory Pain Neuropathic Pain Migraines
Pain-Patch
works with CB Scientific Pain-Pad
Strong CBD formula
Stops pain in its tracks

9

Product Line:
CannaDERME & CannaRAPID

APOTHECA
biosciences
CannaDERME
CONTROLLED & SUSTAINED
TRANSDERMAL RELEASE
Sample Not for Selling

APOTHECA
biosciences
CannaDERME
CONTROLLED & SUSTAINED
TRANSDERMAL RELEASE
30 gram (1 oz)
20 mg CBD/gram
APOTHECA
biosciences
CannaRAPID
RAPID DISSOLVING TABLETS
FOR FASTER SUBLINGUAL ABSORPTION
30 rapid dissolving tablets
40 mg CBD/tablet

10

Time Frame & Key Milestones

1Q 2018
R & D
CannDERME
GameDayRx
Completed

2Q 2018
Pain Patch prototyping & small scale production

GameDayRx & CannaRAPID Product Release

3Q 2018
Initiation of Pain Patch clinical trial

4Q 2018
Pain Patch Product Release

1Q 2019
Acquire key product & technology assets which align with strategic business growth

1Q 2020
Expansion of product line and increase market share

Government Regulation

With respect to our business, there is a substantial amount of change occurring in the United States regarding both the medical and recreational use of cannabis, and a number of individual states have enacted state laws to enable distribution, possession, and use of cannabis for medical, and in some cases, recreational purposes. Despite the development of a legal medical or recreational cannabis industry under certain state laws, cannabis use and possession remains illegal under federal law, and such state laws are in conflict with the Federal Controlled Substances Act. The Obama Administration previously stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute individuals lawfully abiding by state-designated laws allowing for use and distribution of medical and recreational cannabis, and thus far the Trump Administration has followed a similar policy. However, there is no guarantee that the new Trump Administration will not change the stated policy regarding enforcement of federal laws in states where cannabis has been legalized.

Employees

We presently have three full and part-time employees, and make extensive use of third-party contractors, consultants, and advisors to perform many of our present activities. We have not entered into any collective bargaining agreements with any of our employees, and we believe our relationships with our employees and any third-party contractors, consultants, and advisors are strong.

Legal Proceedings

We are not aware of any legal proceedings contemplated by any governmental authority or any other party involving us or our properties. As of the date of this Current Report, no director, officer or affiliate is (i) a party adverse to us in any legal proceeding, or (ii) has an adverse interest to us in any legal proceedings. Management is not aware of any other legal proceedings pending or that have been threatened against us or our properties.

Litigation

We are not presently a party to any litigation nor to the knowledge of management is any litigation threatened against us which may materially affect our business or its assets. However, we may become involved with various legal matters arising in the ordinary course of our business that are complex in nature and have outcomes that are difficult to predict.

Reports to Security Holders

Our Internet address is http://www.Apotheca.com. The content on our website is available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this Current Report. The public may read and copy any materials we file with the SEC, including our annual reports, quarterly reports, current reports, proxy statements, information statements and other information, at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Description of Property

The Company owns no properties or leases.  The Company shares its principal corporate offices which are located at 10901 Roosevelt Blvd N Bldg C 1000 in Saint Petersburg, Florida 33716. The monthly rent and utilities is allocated between several companies according to office space used.  The current rent and utility is $364.00 per month.

The Company believes its leased office and warehouse facilities are adequate for its current needs and provides opportunities for future expansion.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we described under "Risk Factors" and elsewhere in this prospectus. Certain statements contained in this discussion, including, without limitation, statements containing the words "believes," "anticipates," "expects" and the like, constitute "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, as we will issue "penny stock," as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any of the future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any of such factors or to announce publicly the results of revision of any of the forward-looking statements contained herein to reflect future events or developments. For information regarding risk factors that could have a material adverse effect on our business, refer to the "Risk Factors" section of this prospectus beginning on page ___.

Our unaudited financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this quarterly report. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this quarterly report.
Unless otherwise specified in this quarterly report, all dollar amounts are expressed in United States dollars and all references to " common stock " refer to shares of our common stock.

Corporate Overview

Apotheca is a developer of cutting-edge medical products, nutraceuticals, formulation and delivery technologies for the healthcare and consumer care industry. Its pipeline of products includes, transdermal, sublingual, and nasal delivery technologies for precise and controlled dosing of cannabinoids. Apotheca believes that it can deliver meaningful benefits using its technologies to the world's aging population.

The Company originally was incorporated in Nevada on October 6, 2014 under the name Pacificorp Holdings Ltd. Until 2017, we were a mineral exploration company with mining claims known as the Delcer Buttes (1-12) in Elko County, Nevada. On August 31, 2017, we elected to not renew the Delcer Buttes claims and subsequently, the claims reverted back to the Bureau of Land Management.

On March 29, 2017, we entered into a Letter of Intent with Affordable Green Washington LLC of Tacoma WA to obtain an exclusive license to market and distribute Affordable Green's Products in the State of Washington.

On May 4, 2017, we entered into an exclusive License Agreement with Affordable Green Washington LLC. The License Agreement was amended on June 1, 2017.

On June 2, 2017, our company entered into a short form Merger Agreement with our wholly owned subsidiary, Cannabis Leaf Incorporated, in order to effect a change of name of our company. Pursuant to the Merger Agreement, our company was the surviving entity and adopted the name of our subsidiary. Our subsidiary was incorporated solely for the purpose of the merger. Effective June 7, 2017, Articles of Merger and the Merger Agreement were filed with the Nevada Secretary of State, giving effect to the merger and the change of name of our company to Cannabis Leaf Incorporated. The Merger was approved by our board of directors and our subsidiary on June 2, 2017. In accordance with Nevada Revised Statutes (NRS) Section 92A.180, stockholder approval was not required.

On April 26, 2018 our company provided a Notice of Termination to Green Venture with respect to the Letter of Intent entered into by our company and Green Venture on October 24, 2017. No Consideration has been paid to date.

On March 6, 2018, an Agreement for Plan of Merger (the " Agreement ") was entered into by our company and Apotheca Biosciences, Inc. (" Apotheca Biosciences "), a Nevada corporation. Effective August 8, 2018, Articles of Merger and the Merger Agreement were filed with the Nevada Secretary of State, giving effect to the merger and the change of name of our company to Apotheca Biosciences, Inc. The Merger was approved by our board of directors and our subsidiary on March 31, 2018. In accordance with Nevada Revised Statutes (NRS) Section 92A.180, stockholder approval was not required.

Pursuant to the Agreement, our company agreed to issue to Apotheca Biosciences sixty million (60,000,000) shares of our common stock in exchange for all of the shares of Apotheca Biosciences. This issuance resulted in a change in control of our company. Upon execution of the Agreement, Apotheca Biosciences appointed our current directors and officers to our company. On April 24, 2018 our company issued 60,000,000 restricted common shares as the consideration under the Agreement.

On March 20, 2018 our company issued 831,330 and 142,670 restricted common shares in settlement of debt in the amounts of $166, 266 and $28,534 respectively.

On May 3, 2018 our company executed a Settlement and Release Agreement with Affordable Green Washington LLC (aka AGH WA, LLC) (the "Settlement Agreement") in order to terminate an Amended License Agreement dated June 1, 2017, cease the business relationship between the parties and remedy any defaults of the terms and conditions of the License Agreement. The compensation and settlement pertaining to Settlement Agreement is an aggregate total of 2,600,000 restricted common shares.

Effective August 2, 2018, Articles of Merger and the Merger Agreement were filed with the Nevada Secretary of State, giving effect to the merger and the change of name of our company to Apotheca Biosciences Incorporated. The Merger was approved by our board of directors and our subsidiary on March 31, 2018. In accordance with Nevada Revised Statutes (NRS) Section 92A.180, stockholder approval was not required.

We have not ever declared bankruptcy, been in receivership, or involved in any kind of legal proceeding. We have minimal revenues and limited cash on hand. We have sustained losses since inception and have relied solely upon the sale of our securities for funding.

Six months ended July 31, 2018 and July 31, 2017

Results of Operations

Results of Operations For the Period from February 26, 2018 (Inception) through October 31, 2018

For the period from February 26, 2018, (inception) through October 31, 2018, the Company had no revenues. For the same period, we had $120,000 in personnel expenses and $127,984 in general and administrative expenses. We had $9,695 in interest expense resulting from accrued interest on notes payable and amortization of debt discount. For the period, we recorded a gain on settlement of liability in the amount of $156,000. Finally, for the period, we recorded derivative expense in the amount of $303,660. The net loss for the period amounted to $405,339.

Results of Operations For the three months ended October 31, 2018

For the period from February 26, 2018, (inception) through October 31, 2018, the Company had no revenues. For the same period, we had $45,000 in personnel expenses and $110,763 in general and administrative expenses. We had $9,695 in interest expense resulting from accrued interest on notes payable and amortization of debt discount. For the period, we recorded a gain on settlement of liability in the amount of $156,000. Finally, for the period, we recorded derivative expense in the amount of $303,660. The net loss for the period amounted to $313,118.

Liquidity and Capital Resources

For the period from February 26, 2018, (inception) through October 31, 2018, we have relied almost exclusively on funds raised from sales of shares of our common stock, advances from related parties and the issuance of debt. We may need to raise additional capital to carry out our business plan. There can be no assurance that we will be able to raise additional capital or if we are able to raise additional capital that the terms will be acceptable to us.

We had cash on hand of $168,462 and $0.00 at October 31, 2018 and April 30, 2018, respectively. Our primary needs for cash are for working capital.

Working Capital

	October 31,	April 30,	Change
	2018	2018	Amount	%
Current Assets	$174,462	$-	$-	-%
Current Liabilities	695,374	32,242	488,670	(1516)%
Working Deficiency	$(530,912)	$(32,242)	$(488,670)	(1516)%

As of October 31, 2018, our company’s cash balance was $168,462 and total assets were $174,462. As of April 30, 2018, our company’s cash balance was $0.00 and total assets were $0.00.

As of October 31, 2018, our company had total liabilities of $695,374 compared with total liabilities of $32,242 as of April 30, 2018.

As of October 31, 2018, our company had working capital deficiency of $530,912 compared with working capital deficit of $32,242 as at April 30, 2018. The increase in working capital deficiency was primarily attributed to an increase in cash due to the issuance of a Convertible Note Payable, along with derivative liabilities arising from the Convertible Note transaction.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

MANAGEMENT

The table below sets certain information concerning our executive officers and directors as of the date of this Prospectus, including their names, ages, anticipated positions with us. Our executive officers are chosen by our Board and hold their respective offices until their resignation or earlier removal by the Board.

In accordance with our certificate of incorporation, incumbent directors are elected to serve until our next annual meeting and until each director's successor is duly elected and qualified.

Name	Age	Position

John Verghese	58	Acting CEO (until January 1, 2019); CTO, Director

Dr. P.C. Sundareswaran	65	CEO (effective January 1, 2019)

Deidre Fernandes	58	COO, Director

The following information pertains to the members of our Board, their principal occupations and other public company directorships for at least the last five years and information regarding their specific experiences, qualifications, attributes and skills:

John Verghese – CTO, Director

Seasoned telecommunication expert with 23+ years of experience in building and operating local and wide area networks. Well rounded in all the functional areas of the telecom industry from planning, engineering and operations to sales and customer support. Extensive experience working for a local power utility to provide voice, video and data communications to corporate facilities, power plants and substations. He also now serves as President and CEO of HempTech Corp, a global leader in solutions to the cannabis industry.

Dr. P.C. Sundareswaran – CEO (effective January 1, 2019)

Dr. Sundareswaran has over 30 years of executive leadership experience in the pharmaceutical industries. As CEO of Apotheca Biosciences he brings expertise in growing and scaling businesses, developing winning strategies, operations, marketing, sales and innovation for global businesses and broad brand portfolios. Working at Eli Lilly, Abbot Labs and Bayer, Sundar held positions of increasing responsibility with strong proven results. He has brought several FDA-approved drugs to market. He also built several collaborative ventures for these companies. Sundar’s experience in the pharma sector is helping Apotheca Biosciences to be a lead player in the CBD arena. Sundar earned his Ph.D. in Chemistry from Vanderbilt University.

Deidre Fernandes – COO, Director

Deirdre Fernandes had a long career with Citigroup, over 34 years, working in a variety of positions primarily in the Technology area. As a Senior Manager in the Operations and Technology area her job functions included managing large, global corporate technology projects in Finance and Procurement. Her most recent experience was in Risk and Control, reviewing and revising their internal assessment process to standardize the program across the Corporate Technology Office. Over the years, working in several functional areas, she has amassed an incredible amount of experience which will be valuable to the operations of the company. Deirdre has earned a Bachelor of Arts from Queens College of New York, CUNY.

Involvement in Legal Proceedings

To the Company's knowledge, none of our officers or our directors has, during the last ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
●
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

To the Company's knowledge, there are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Arrangements for Appointment of Directors and Officers

Pursuant to the Acquisition Agreement, as of the Closing Date, Apotheca had the right to appoint as many as seven directors of the Company and had the right to designate all of the executive officers of the Company.  As of the date hereof they have appointed the current officers and directors.

Family Relationships

There are no family relationships among the members of our Board or our executive officers.

Composition of the Board

In accordance with our certificate of incorporation, our Board is elected annually as a single class.

Communications with our Board of Directors

Our stockholders may send correspondence to our board of directors c/o the Corporate Secretary at Apotheca Biosciences Inc, 10901 Roosevelt Blvd N., Bldg C 1000, Saint Petersburg, Florida 33716. Our corporate secretary will forward stockholder communications to our board of directors prior to the board's next regularly scheduled meeting following the receipt of the communication.

 Code of Business Conduct and Ethics

Effective as of February 26, 2018, the Company adopted a Code of Business Conduct and Ethics that applies to, among other persons, our president or chief executive officer as well as the individuals performing the functions of our chief financial officer, corporate secretary and controller. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to regulatory agencies, including the Securities and Exchange Commission;
●	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and
●	accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our personnel be afforded full access to our president or chief executive officer with respect to any matter which may arise relating to the Code of Business Conduct and Ethics. Further, all of our personnel are to be afforded full access to our board of directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our president or chief executive officer.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our president or chief executive officer. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by our president or chief executive officer, the incident must be reported to any member of our board of directors or use of a confidential and anonymous hotline phone number. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Code of Business Conduct and Ethics by another. Our Code of Business Conduct and Ethics is available, free of charge, to any stockholder upon written request to our Corporate Secretary at Apotheca Biosciences Inc, 10901 Roosevelt Blvd N., Bldg C 1000, Saint Petersburg, Florida 33716.  A copy of our Code of Business Conduct and Ethics is also attached as an exhibit to this Current Report on Form 8-K.

CORPORATE GOVERNANCE

Board Committees

Our board of directors intends to establish an audit committee, a nominating and governance committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage any stock option plan we may establish and review and recommend compensation arrangements for the officers. The nominating and governance committee will assist our board of directors in fulfilling its oversight responsibilities and identify, select and evaluate our board of directors and committees. Mr. Talari may be selected to be the Chairman of the Audit Committee. No final determination has yet been made as to the memberships of the other committees.

We will reimburse all directors for any expenses incurred in attending directors' meetings provided that we have the resources to pay these fees. We will provide officers and directors liability insurance.

Leadership Structure

The chairman of our board of directors and chief executive officer positions are currently the same person, Mr. Saeed Talari. Our bylaws do not require our board of directors to separate the roles of chairman and chief executive officer but provides our board of directors with the flexibility to determine whether the two roles should be combined or separated based upon the Company's needs.  Our board of directors believes the combination of the chairman and the chief executive officer roles may be the appropriate structure for the company at later time. Our board of directors believes the current leadership structure serves as an aid in the board of directors' oversight of management and it provides the Company with sound corporate governance practices in the management of its business.

Risk Management

The board of directors discharges its responsibilities, and assesses the information provided by the Company's management and the independent auditor, in accordance with its business judgment.  Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, and management is responsible for conducting business in an ethical and risk mitigating manner where decisions are undertaken with a culture of ownership.  Our board of directors oversees management in their duty to manage the risk of our company and each of our subsidiaries. Our board of directors regularly reviews information provided by management as management works to manage risks in the business. Our board of directors intends to establish board committees to assist the full board of directors' oversight by focusing on risks related to the particular area of concentration of the relevant committee. For example, the compensation committee will oversee risks related to our executive compensation plans and arrangements, the audit committee will oversee the financial reporting and control risks and the nominating and governance committee will oversee risks associated with the independence of our board of directors and potential conflicts of interest. If a risk is of sufficient magnitude, a committee will report on the discussions of the applicable relevant risk to the full board of directors during the committee reports portion of the board of directors meetings. The full board of directors will incorporate the insight provided by these reports into its overall risk management analysis.

Meetings

No director who served as a director during the past year of Apotheca attended fewer than 75% of the aggregate of the total number of meetings of the Apotheca's board of directors.

EXECUTIVE COMPENSATION

The following table lists the summary compensation of Apotheca's named executive officers:

Name and principal position	Year		Salary	Bonus	Stock awards	Option awards	All other comp.	Total

Saeed Talari	2019	*	$180,000	$-	$-	$-	$-	$180,000
Former Chief Executive Officer			$-	$-	$-	$-	$-	$-

*So far the Company has accrued $58,848.44 from inception through October 31, 2018.

Agreements with Named Executive Officers

Sam Talari, Former CEO and President

On February 26, 2018 Apotheca entered into a five-year employment agreement with Sam Talari. The employment agreement provides that Mr. Talari shall serve as the Apotheca's President or such other title or position as may be designated from time to time by the Apotheca's board of directors. Mr. Talari resigned as an officers and director on December 4, 2018. The employment agreement was terminated at that time. Mr. Talari's initial base salary was $180,000 per year, subject to periodic review by the Apotheca board of directors and may be increased in the discretion of Apotheca.

Under the terms of the employment agreement, Mr. Talari is also eligible to participate in all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other perquisites which are made available to the Apotheca executives and for which Mr. Talari qualifies.

Under the terms of the employment agreement, should Apotheca terminate Mr. Talari's employment other than for cause during the first 5 years of the employment agreement, or should Mr. Talari resign for good reason, Apotheca shall have no further obligation under the employment agreement, except that Apotheca will continue to pay Mr. Talari's base salary for a two year period, (less, if applicable, any long-term disability payments) and the Target Bonus (as defined below) for a one year period following termination of Mr. Talari's employment on the normal payroll dates, and in addition one hundred percent (100%) of Mr. Talari's then-outstanding unvested stock options shall immediately vest.

The employment agreement provides that for each fiscal year during the employment agreement, Mr. Talari shall be eligible for an incentive bonus. For each full fiscal year of employment, Mr. Talari shall be eligible for an incentive bonus of up to one hundred percent (100%) of his annual base salary and his performance objectives shall be set such that one hundred percent (100%) completion of his objectives shall entitle him to at least seventy-five percent (75%) of the bonus (the "Target Bonus"). During the first year of employment Mr. Talari shall be eligible for the bonus plan as outlined in the employment agreement. After the first year, the bonus amount will be based on the following factors: (1) the financial performance of Apotheca as determined and measured by Apotheca's board of directors, and (2) Mr. Talari's achievement of management targets and goals as set by Apotheca. The bonus amount is intended to reward contribution to Apotheca's performance over an entire fiscal year, and on the basis of continuing, cumulative contribution, and consequently will be paid only if Mr. Talari is employed and in good standing at the time of bonus payments, which will occur each quarter.

Deirdre Fernandes, COO

On November 1, 2018 Apotheca entered into a three-year employment agreement with Deirdre Fernandes. The employment agreement provides that Ms. Fernandes shall serve as the Apotheca's COO or such other title or position as may be designated from time to time by the Apotheca's board of directors. M. Fernandes initial base salary is $84,000 per year, subject to annual review by the Apotheca board of directors and may be increased in the discretion of Apotheca. In addition to her monthly salary, Ms. Fernances received 1,000,000 options vested 33% per year during the term of the agreement with an exercise price of $0.31 per share.

Under the terms of the employment agreement, Ms. Fernandes Talari is also eligible to participate in all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other perquisites which are made available to the Apotheca executives and for which Ms. Fernandes qualifies.

Under the terms of the employment agreement, should Apotheca terminate Ms. Fernandes’ employment other than for cause during the term of the employment agreement, or should Ms. Fernandes resign for good reason, Apotheca shall have no further obligation under the employment agreement, except that Apotheca will continue to pay Ms. Fernandes base salary for a six month period, and would receive a portion of her allocated options.

Outstanding Equity Awards

None

Director Compensation

We may plan to have our directors receive $1,000 per month as compensation as directors but there is no compensation being considered at this time.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such forms received by us, or written representations that no other reports were required, and to the best of our knowledge, we believe that all of our officers, directors, and owners of 10% or more of our common stock filed all required Forms 3, 4, and 5.

Director Compensation Arrangements

There are no director compensations as of the date of this Prospectus.  We anticipate that reasonable compensation may be awarded for new directors as stated above

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2018 for:

●	each of our directors and nominees for director;
●	each of our named executive officers;
●	all of our current directors and executive officers as a group; and
●	each person, entity or group, who beneficially owned more than 5% of each of our classes of securities.

We have based our calculations of the percentage of beneficial ownership on 111,314,000 shares of our common stock.

Unless otherwise indicated, the mailing address of each beneficial owner is Apotheca Biosciences Inc. 10901 Roosevelt Blvd. N, Bldg C 1000, Saint Petersburg, Florida 33716. The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Name	Position	Number of Shares Beneficially Owned	Percentage of Common Stock Shares Beneficially Owned
Apotheca Biosciences, LLC		42,800,000	41.58%

John Verghese	CTO / Director	2,000,000	1.80%

Deirdre Fernandes	COO / Director	1,000,000	0.90%

Wan So Lee		18,142,670	16.30%

Dr. Sundareswaran	CEO Effective January 1, 2019	1,000,000(1)	*
Kook Chong Yoo		18,000,000	16.75%

All beneficial owners as a Group		111,314,000	100.00%

•	Less than 1%
1.	Issuable upon the exercise of warrants issued to Ms. Fernandes in connection with her employment agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

None.

Review and Approval of Transactions with Related Persons

In reviewing and approving transactions with related persons, Apotheca's board of directors considers all material factors in relation to such related person's role in a proposed transaction, including, without limitation, the related person's indirect or direct financial interest in the proposed transaction, other interests such related person may have in the proposed transaction, the terms and conditions of the proposed transaction, and whether such transaction is on an equivalent to arms-length basis. After reviewing and factoring all these considerations, Apotheca's board of directors will determine whether to approve the proposed transaction with the respective related person. While Apotheca did not have any written polices with respect to review and approval of any such transactions with related persons, Apotheca's believes the processes its board of directors has followed ensures the appropriateness of its entry into such transactions with related persons and that they would be entered into on terms on an equivalent basis to an arms-length transaction.

Director Independence

Board of Directors

Currently we do not have any independent directors but we may consider such in near term.  Mr. Talari, and Mr. Verghese are currently employed as our CEO/Treasurer and CTO, respectively, and therefore would not be considered independent directors.

Potential Conflicts of Interest

Since we did not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees were performed by our directors. Thus, there was an inherent conflict of interest.

Related Party Transactions

As of January 31, 2018 and 2017, the Company received advances totaling $47,134 and $28,534, respectively from related parties, the advances are unsecured, of which $28,534 is non-interest bearing and is due upon demand giving 30 days written notice to the borrower. A balance of $18,600 was received from a related party and bares an interest rate of 5% per annum, and is due upon demand giving 30 days written notice to the borrower. The Company has recorded imputed interest of $2,677 and accrued interest of $710 respectively for the year ended January 31, 2018.

During the year ended January 31, 2018 and 2017 the Company received contributions totaling $3,500 and $8,050, respectively from a related party, these contributions are not to be repaid and are recorded under additional paid in capital.

Promoters

 None

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $0.001 per share. We currently have 114,298,250 shares issued and outstanding.

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance operations. See "Risk Factors" and "Dividend Policy."

Liquidation. If our company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

SELLING STOCKHOLDER

 This prospectus relates to the possible resale by the selling stockholder of shares of common stock that have been or may be issued to FirstFire pursuant to the FirstFire Agreement and the Second FirstFire Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the FirstFire RRA, which we entered into with FirstFire on October 3, 2018 and again on January 18, 2019, concurrently with our execution of the FirstFire Agreements, in which we agreed to provide certain registration rights with respect to sales by FirstFire of the shares of our common stock that have been or may be issued to FirstFire under the FirstFire Agreement, the FirstFire Note and the FirstFire Warrant.

FirstFire, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that they have acquired. The selling stockholder may sell some, all or none of their shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholders, and reflects their holdings as of February 11, 2019. Neither the selling stockholder, nor any of its affiliates, has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering (1)	Shares to be Sold in this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering
FirstFire Global Opportunities Fund, LLC (2)	0	0%	10,775,000	0%

____________________

(1)	Percentages are based 114,398,250 outstanding shares of our common stock as of December 17, 2018.

(2)	Eli Fireman, the Managing Member of FirstFire Global Opportunities Fund, LLC, is deemed to be the beneficial owner of all of the shares of common stock owned by FirstFire Global Opportunities Fund, LLC. Mr. Fireman has sole voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the FirstFire Agreement related to FirstFire. FirstFire Global Opportunities Fund, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

FirstFire Transaction

October 3, 2018 Transaction

On October 3, 2018, we entered into a securities purchase agreement (the “FirstFire Agreement”) and a registration rights agreement (the “FirstFire RRA”) with FirstFire.

In conjunction with the execution of the FirstFire Agreement, and receipt of funds, we issued a convertible promissory note (the “FirstFire Note”) to FirstFire in the aggregate principal amount of $300,000 at 5% annual interest, which was initially convertible into shares of common stock of the Company at to the lower of (i) $0.20 per share or (ii) 50% multiplied by the lowest closing bid price of the common stock during the twenty-five consecutive trading day period immediately preceding the trading day that the company receives a notice of conversion. The conversion is also adjustable based on the terms, and certain limitations and conditions, set forth in the FirstFire Agreement and the FirstFire Note. FirstFire may convert the FirstFire Note at any time. The FirstFire Note matures on October 3, 2019. . On January 18, 2019 we entered into a Memorandum of Understanding with FirstFire reducing the exercise price from $0.20 to $0.15 per share.

Pursuant to the FirstFire Agreement, the Company issued a warrant to purchase 480,000 shares of common stock at an exercise price of $.325 to FirstFire (the "FirstFire Warrant") as part of the consideration for the FirstFire Note.

Under the FirstFire Note, the Company has reserved 6,000,000 shares of common stock for issuance upon its conversion. At the amended conversion price of $0.15 per share the conversion would result in 2,000,000 shares, but we are required to registration a minimum of three times the then-current conversion shares. Pursuant to the FirstFire RRA, we agreed to file a registration statement with the SEC registering all shares of common stock into which the FirstFire Note is convertible and the shares issuable upon exercise of the FirstFire Warrants.

January 18, 2019 Transaction

On January 18, 2018, we entered into a second securities purchase agreement (the “Second FirstFire Agreement”, and together with the First Fire Agreement, the “FirstFire Agreements”) and a second registration rights agreement with FirstFire.

In conjunction with the execution of the FirstFire Agreement, and receipt of funds, we issued a convertible promissory note ( the“Second FirstFire Note”) to FirstFire in the aggregate principal amount of $150,000 at 5% annual interest, which is convertible into shares of common stock of the Company equal to the lower of (i) $0.15 per share or (ii) 50% multiplied by the lowest closing bid price of the common stock during the twenty-five consecutive trading day period immediately preceding the trading day that the company receives a notice of conversion. The conversion is also adjustable based on the terms, and certain limitations and conditions, set forth in the Second FirstFire Agreement and the Second FirstFire Note. FirstFire may convert the Second FirstFire Note at any time. The FirstFire Note matures on January 18, 2020.

Pursuant to the Second FirstFire Agreement, the Company issued a warrant to purchase up to 240,000 shares of common stock to FirstFire (the “Second FirstFire Warrant”), at an exercise price of $0.325, as additional consideration for the Second FirstFire Note. Subject to certain exceptions, the exercise price of the stock purchase warrant may be adjusted downward in the event we sell our common stock or issue warrants at a lower price.

Under the Second FirstFire Note, the Company has reserved 4,500,000 shares of common stock for issuance upon its conversion. If the Second FirstFire Note is converted at the amended conversion price of $0.15, FirstFire would receive 1,000,000 shares of common stock, but we are required to register not less than 4,500,000 shares initially. Pursuant to the FirstFire RRA, we agreed to file a registration statement with the SEC registering all shares of common stock into which the FirstFire Note is convertible and the shares issuable upon exercise of the FirstFire Warrant.

In connection with both transactions, FirstFire represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended). The FirstFire Note, the FirstFire Agreement, The Second FirstFire Note, the Second FirstFire Agreement and the FirstFire Registration Rights Agreements contain customary representations, warranties, agreements and conditions including indemnification rights and obligations of the parties.

The Company expects that proceeds received by the Company as a result of the FirstFire Note will be used for working capital and general corporate purposes.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents initially at a fixed price of $0.20 per share until such time as the shares are quoted on the OTC Bulletin Board, the OTCQX or OTCQB or are listed on a national securities exchange, at which time they may be sold at prevailing market prices or in privately negotiated transactions. At such time, the shares of common stock may be sold as described at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers' transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	"at the market" into an existing market for the common stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or
●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state's registration or qualification requirement is available and complied with.

The selling stockholder is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act.

The selling stockholder has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may receive pursuant to the transactions described in the prospectus. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The selling stockholder has informed us that each such broker-dealer will receive commissions from the selling stockholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between the selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers, any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to the selling stockholder. We have agreed to indemnify the selling stockholder and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholder.

Our common stock is quoted on the OTC Markets under the symbol "PCFP".

Blue Sky Restrictions on Resale

If the selling stockholder desires to sell shares of our common stock under this prospectus in the United States, then the selling stockholder will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's.

Any person who purchases shares of our common stock from the selling stockholder under this prospectus who then desires to sell such shares also will have to comply with Blue Sky laws regarding secondary sales.

DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the Nevada general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to our company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Nevada general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our company shall, to the full extent permitted by Nevada general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by such director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares covered by the registration statement of which this prospectus is a part has been passed upon for us by Cutler Law Group, P.C.

EXPERTS

The consolidated financial statements included in this prospectus for the years ended January 31, 2018 and 2017 have been audited by BF Borgers CPA PC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein (which expressed an unqualified opinion and includes an explanatory paragraph referring to conditions that raise substantial doubt about Apotheca Biosciences, Inc. and subsidiaries' ability to continue as a going concern) and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC's website (www.SEC.gov) contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC's rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates.

APOTHECA BIOSCIENCES, INC.

INDEX TO FINANCIAL STATEMENTS

FROM INCEPTION THROUGH APRIL 30, 2018

FOR THE QUARTER ENDED OCTOBER 31, 2018 AND INCEPTION THROUGH OCTOBER 31, 2018

Balance Sheets as October 31, 2018 (Unaudited) and April 30, 2018 (audited)	F-10

Statements of Operations for the Three Months Ended October 31, 2018 (Unaudited) and February 26, 2018 (inception) through October 31, 2018 (Unaudited)	F-11

Statement of Cash Flows from Inception (February 26, 2018) through October 31, 2018 (Unaudited)	F-12

Notes to the Unaudited Condensed Financial Statements	F-13

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Cannabis Leaf, Inc.

Opinion on the Financial Statements

 We have audited the accompanying balance sheet of Cannabis Leaf, Inc. (the "Company") as of January 31, 2018, the related statement of operations, stockholders' equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BF Borgers CPA PC
BF Borgers CPA PC

We have served as the Company's auditor since 2017
Lakewood, CO
May 17, 2018

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Pacificorp Holdings, LTD

We have audited the accompanying balance sheets of Pacificorp Holdings, LTD as of January 31, 2017 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacificorp Holdings, Ltd. as of January 31, 2017 and the related statement of operations, changes in stockholders' equity and cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has had no revenues and earnings since inception. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3, which includes achieving profitable operations and raising additional funds through financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TAAD, LLP

Walnut, CA
May 12, 2017

CANNABIS LEAF, INC.
(FORMERLY PACIFICORP HOLDINGS, LTD.)
BALANCE SHEETS

	As of	As of
	January 31,	January 31,
	2018	2017
Assets
Current assets
Cash	$—	$489
Total Assets	—	489

Liabilities and Shareholders' Deficit
Current liabilities
Accounts payable and accrued liabilities	$17,660	$4,601
Loans payable	157,455	—
Loans payable - related parties	47,134	28,534
Total current liabilities	222,249	33,135
Total liabilities	222,249	33,135

Shareholders' Deficit
Common stock: 600,000,000 shares authorized; $0.001 par value
50,340,000 shares issued and outstanding at January 31, 2018 and 2017	50,340	50,340
Additional paid in capital	17,242	11,065
Accumulated deficit	(289,831)	(94,051)
Total Shareholders' Deficit	(222,249)	(32,646)

Total Liabilities and Shareholders' Deficit	$—	$489

All amounts have been adjusted retroactively to take into account a 6 to 1 forward split

The accompanying notes are an integral part of these financial statements.

CANNABIS LEAF, INC.
(FORMERLY PACIFICORP HOLDINGS, LTD.)
STATEMENTS OF OPERATIONS

	For the Year Ended January 31,
	2018	2017

Operating Expenses
General and administrative	$45,694	14,771
Impairment of deposit on license	79,975	—
License and permits	62,480	—
Total operating expenses	188,149	14,771

Operating Loss	(188,149)	(14,771)

Other income (expense)
Interest expense, net	(7,631)	(3,015)
Total other expenses	(7,631)	(3,015)

Net loss before income taxes	(195,780)	(17,786)
Provision for income taxes	—	—

Net Loss	$(195,780)	$(17,786)

Basic and diluted loss per common share	$(0.00)	$(0.00)
Basic and diluted weighted average common shares outstanding	50,340,000	50,340,000

All amounts have been adjusted retroactively to take into account a 6 to 1 forward split

 The accompanying notes are an integral part of these financial statements.

CANNABIS LEAF, INC.
(FORMERLY PACIFICORP HOLDINGS, LTD.)
STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

			Additional
	Common Stock		Paid in	Accumulated
	Number of shares	Amount	Capital	Deficit	Total
Balance February 1, 2016	50,340,000	$50,340	$—	$(76,265)	$(25,925)

Imputed Interest Expense	—	—	3,015	—	3,015
Shareholder Contributions	—	—	8,050	—	8,050
Net loss	—	—	—	(17,786)	(17,786)
Balance - January 31, 2017	50,340,000	50,340	11,065	(94,051)	(32,646)

Imputed Interest Expense	—	—	2,677	—	2,677
Shareholder Contributions	—	—	3,500	—	3,500
Net loss	—	—	—	(195,780)	(195,780)
Balance - January 31, 2018	50,340,000	$50,340	$17,242	$(289,821)	$(222,249)

 All amounts have been adjusted retroactively to take into account a 6 to 1 forward split

 The accompanying notes are an integral part of these financial statements.

CANNABIS LEAF, INC.
(FORMERLY PACIFICORP HOLDINGS, LTD.)
STATEMENTS OF CASH FLOWS

	For the Year Ended January 31,
	2018	2017

Cash Used in Operating Activities
Net loss for the period	$(195,780)	$(17,786)
Adjustments to reconcile net loss to net cash used in operating activities:
Imputed interest expense	2,677	3,015
Expenses paid by a related party	3,500	8,050
Impairment of license deposit	79,975	—
License expense	62,480	—
Changes in non-cash working capital balances:
Accounts payable and accrued liabilities	13,059	3,380
Net cash used in operating activities	(34,089)	(3,341)

Cash Flows Used in Investing Activities
Deposit on license	(142,455)	—
Net cash used in Investing Activities	(142,455)	—

Cash Provided by Financing Activities
Proceeds from related party loan	18,600	472
Proceeds from unrelated party loan	157,455	—
Net cash provided by Financing Activities	176,055	472

Net decrease in cash for the year	(489)	(2,869)
Cash at beginning of the year	489	3,358
Cash at end of the year	$—	$489

Supplemental Cash Flow Information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$—

  All amounts have been adjusted retroactively to take into account a 6 to 1 forward split

The accompanying notes are an integral part of these financial statements.

CANNABIS LEAF, INC.
(FORMERLY PACIFICORP HOLDINGS, LTD.)
NOTES TO THE FINANCIAL STATEMENTS
JANUARY 31, 2018 AND 2017

NOTE 1 -ORGANIZATION AND BASIS OF PRESENTATION

Cannabis Leaf, Inc. (the "Company") was incorporated in the State of Nevada on October 6, 2014, as Pacificorp Holdings, Ltd. The Company was organized to develop and explore mineral properties in the State of Nevada.

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States and are expressed in United States (US) dollars. The Company has not produced any revenue from its principal business and is an exploration stage company. The Company has changed it business from a mining and exploration company and entered in to an exclusive license agreement with Affordable Green LLC of Tacoma WA. Additionally, the Company has changed its name as a result of a merger with the Company's wholly owned subsidiary Cannabis Leaf, Inc. as a result of this merger Pacificorp adopted the name of the subsidiary. There were no assets purchased or shares exchanged.

Forward Split

On June 26, 2017 FINRA approved a 6 to 1 forward split, all numbers reflected in the Financial Statements account for the forward split and have been retroactively adjusted.

NOTE 2 -SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Financial Statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP") and presented in US dollars. The fiscal year end is January 31.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Cash and Cash Equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. As of January 31, 2018 and 2017, cash and cash equivalents was $0 and $498, respectively.

CANNABIS LEAF, INC.
(FORMERLY PACIFICORP HOLDINGS, LTD.)
NOTES TO THE FINANCIAL STATEMENTS
JANUARY 31, 2018 AND 2017

Financial Instruments

The Company's financial instruments consist primarily of cash, accounts payable and accrued liabilities, notes payable and due to related parties. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under ASC 740, "Income Taxes". Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. At January 31, 2018 and 2017, the Company recognized a full valuation allowance against the recorded deferred tax assets.

Net Loss Per Share of Common Stock

The Company follows - ASC Topic 260, "Earnings per Share" ("EPS"), which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying financial statements, basic earnings (loss) per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings per share reflects the potential dilution that could occur if securities were exercised or converted into common stock or other contracts to issue common stock resulting in the issuance of common stock that would then share in the Company's earnings subject to anti-dilution limitations. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have an anti-dilutive impact. For the year ended January 31, 2018 and 2017, the Company did have any potentially dilutive securities.

Contingencies

The Company follows ASC 450-20, "Loss Contingencies" to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no loss contingencies as of January 31, 2018 and 2017.

Revenue Recognition

Effective January 1, 2018, the Company Adopted ASC 606, "Revenue from Contracts with Customers." The Company has evaluated the new guidance and its adoption did not have a significant impact on the Company's financial statements and a cumulative effect adjustment under the modified retrospective method of adoption will not be necessary. The will be no change to the Company's accounting policies.

CANNABIS LEAF, INC.
(FORMERLY PACIFICORP HOLDINGS, LTD.)
NOTES TO THE FINANCIAL STATEMENTS
JANUARY 31, 2018 AND 2017

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)", which supersedes nearly all existing revenue recognition guidance under accounting principles generally accepted in the United States of America. The core principle of this ASU is that revenue should be recognized for the amount of consideration expected to be received for promised goods or services transferred to customers. This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments, and assets recognized for costs incurred to obtain or fulfill a contract. ASU 2014-09 was schedule to be effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date," which deferred the effective date of ASU 2014-09 by one year and allowed entities to early adopt, but no earlier than the original effective date. ASU 2014-09 is now effective for public business entities for the annual reporting period beginning January 1, 2018. This update allows for either full retrospective or modified retrospective adoption. In April 2016, the FASB issued ASU 2016-10, "Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing," which amends guidance previously issued on these matters in ASU 2014-09. The effective date and transition requirements of ASU 2016-10 are the same as those for ASU 2014-09. In May 2016, the FASB issued ASU 2016-12, "Revenue from Contracts with Customers (Topic 606): Narrow Scope Improvements and Practical Expedients," which clarifies certain aspects of the guidance, including assessment of collectability, treatment of sales taxes and contract modifications, and providing certain technical corrections. The effective date and transition requirements of ASU 2016-12 are the same as those for ASU 2014-09. The Company will evaluate the effects of adopting the standard if and when it is deemed to be applicable.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)" ("ASU 2016-02") which supersedes existing guidance on accounting for leases in "Leases (Topic 840)." The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for annual reporting periods beginning after December 15, 2018 and interim periods within those fiscal years. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effects of adopting ASU 2016-02 on its consolidated financial statements but the adoption is not expected to have a significant impact on the Company's consolidated financial statements as of the date of the filing of this report.

In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business." This new standard clarifies the definition of a business and provides a screen to determine when an integrated set of assets and activities is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This new standard will be effective for the Company on January 1, 2018. The Company will evaluate the effects of adopting the standard if and when it is deemed to be applicable.

Management has considered all recent accounting pronouncements issued. The Company's management believes that these recent pronouncements will not have a material effect on the Company's financial statements.

CANNABIS LEAF, INC.
(FORMERLY PACIFICORP HOLDINGS, LTD.)
NOTES TO THE FINANCIAL STATEMENTS
JANUARY 31, 2018 AND 2017

NOTE 3 – GOING CONCERN

The Company accounts for going concern matters under the guidance of ASU 2014-15, "Presentation of Financial Statements – Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entities Ability to Continue as a Going Concern ("ASU 2014-15"). The guidance in ASU 2014-15 sets forth management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern as well as required disclosures. ASU 2014-15 indicates that, when preparing financial statements for interim and annual financial statements, management should evaluate whether conditions or events, in the aggregate, raise substantial doubt about the entity's ability to continue as a going concern for one year from the date the financial statements are issued or are available to be issued. This evaluation should include consideration of conditions and events that are either known or are reasonably knowable at the date the financial statements are issued or are available to be issued, as well as whether it is probable that management's plans to address the substantial doubt will be implemented and, if so, whether it is probable that the plans will alleviate the substantial doubt.

These financial statements have been prepared on a going concern basis which assumes the Company will continue to realize it assets and discharge its liabilities in the normal course of business. As of January 31, 2018, the Company has incurred losses totaling $289,831 since inception, has not yet generated significant revenue from its operations, and will require additional funds to maintain our operations. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through continued financial support from its shareholders, the issuance of debt securities and private placements of common stock. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 - DEPOSIT ON LICENSE IMPAIRMENT

As of January 31, 2018, the Company has paid a total of $142,455 as a deposit on their License with Affordable Green LLC. During the year ended January 31, 2018, the Company recorded impairment charges related to the deposit paid to Affordable Green LLC totaling $79,975 and expensed $62,480, as the Company failed to make the requisite payments under the terms of the agreement. Additionally, there is not an amended or new agreement currently in place. The Company is continuing to make payments on the license and is recognizing costs related to these activities as expenses during the period in which they are incurred. All funds used for the deposit on license were received by way of short term loans that bear a 5% annual interest rate.

NOTE 5 – NOTE PAYABLE FROM RELATED PARTY
As of January 31, 2018 and 2017, the Company received advances totaling $47,134 and $28,534, respectively from related parties, the advances are unsecured, of which $28,534 is non-interest bearing and is due upon demand giving 30 days written notice to the borrower. A balance of $18,600 was received from a related party and bares an interest rate of 5% per annum, and is due upon demand giving 30 days written notice to the borrower. The Company has recorded imputed interest of $2,677 and accrued interest of $710 respectively for the year ended January 31, 2018.

CANNABIS LEAF, INC.
(FORMERLY PACIFICORP HOLDINGS, LTD.)
NOTES TO THE FINANCIAL STATEMENTS
JANUARY 31, 2018 AND 2017

NOTE 6 – RELATED PARTY CONTRIBUTIONS

During the year ended January 31, 2018 and 2017 the Company received contributions totaling $3,500 and $8,050, respectively from a related party, these contributions are not to be repaid and are recorded under additional paid in capital.

NOTE 7 – NOTE PAYABLE

As of January 31, 2018 the Company received advances totaling $157,455 from an unrelated party, the advances are unsecured and bares an interest rate of 5% per annum, and is due upon demand giving 30 days written notice to the borrower. The Company has recorded accrued interest of $4,157 for the year ended January 31, 2018.

NOTE 8 –EQUITY

The Company has authorized 600,000,000 common shares with a par value of $0.001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

As of January 31, 2018 and 2017, the company had 50,340,000 shares of common stock issued and outstanding.

NOTE 9 –FORWARD STOCK SPLIT

On June 26, 2017 FINRA approved a 6 to 1 forward split, all numbers reflected in the Financial Statements account for the forward split and have been retroactively adjusted.

NOTE 10 - SUBSEQUENT EVENTS

On May 3, 2018 Cannabis Leaf, Inc. (the Registrant) entered into a Settlement and Release Agreement with AGH WA, LLC in order to terminate the License Agreement and cease the business relationship between the Parties, and remedy any defaults of the terms and conditions of the License Agreement. The Compensation and Settlement pertaining to entering into the Settlement and Release Agreement is an aggregate total of 2,600,000 Restricted Common Shares.

On April 26, 2018 Cannabis Leaf, Inc. (the Registrant) provided a Notice of Termination to Green Venture Capital Inc., Pursuant to the Letter of Intent entered into by Cannabis Leaf, Inc. and Green Venture Capital, Inc. on October 24, 2017 and pursuant to Section L. of the Letter of Intent, No Consideration has been paid to date.

On March 6, 2018, An Agreement for Plan of Merger (the "Agreement") was entered into by Cannabis Leaf Incorporated. ("Cannabis Leaf"), a Nevada Corporation, and Apotheca Biosciences, Inc. ("Apotheca Biosciences"), a Nevada Corporation. Such Agreement will result in the merger of Apotheca Biosciences into Cannabis Leaf with the Corporation to survive as Apotheca Biosciences.

Apotheca Biosciences and Cannabis Leaf entered into the Merger Agreement where Cannabis Leaf agreed to issue Apotheca Biosciences sixty million (60,000,000) common shares of Cannabis Leaf in exchange for all of the shares of Apotheca Biosciences. This issuance will result in a change in control of Cannabis Leaf. Under the Agreement, upon closing, Apotheca Biosciences will receive the immediate right to the appointment of the directors and officers of the surviving corporation by the resignation of the existing officer of Cannabis Leaf and the simultaneous appointment of the officers and two additional directors. On March 20, 2018 the Company issued 831,330 and 142,670 restricted common shares in settlement of debt in the amounts of $166, 266 and $28,534 respectively.

On April 24, 2018 the Company Issued a 60,000,000 restricted common shares as the consideration, as part of the terms and conditions of the Merger Agreement between Cannabis Leaf and Apotheca Biosciences.

APOTHECA BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

	As of	As of
	October 31,	April 30,
	2018 (Unaudited)	2018 (Audited)
ASSETS
Current assets
Cash	$168,462	$-
Deposits and prepaids	6,000	-
Total Assets	$174,462	$-

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	34,024	295
Accounts payable – related party	3,724	-
Accrued liabilities	51,053	30,000
Notes payable	18,600	-
Related party advances	-	1,947
Derivative liabilities	579,660	-
Convertible note payable, net of discount of $291,687	8,313	-
Total liabilities	695,374	32,242

Shareholders' Deficit
Common stock: 600,000,000 authorized; $0.001 par value at October 31, 2018 and 200,000,000 authorized, $0.0001 par value at April 30, 2018
113,914,000 and 111,314,000 shares issued and outstanding at October 31, 2018 and April 30, 2018, respectively	113,914	6,000
Additional paid in capital	(303,187)	-
Shares to be issued, common shares	73,700	-
Accumulated deficit	(405,339)	(38,242)
Total Shareholders' Deficit	(520,912)	(32,242)
Total Liabilities and Shareholders' Deficit	$174,462	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

APOTHECA BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended October 31, 2018 (unaudited)	For the period from February 26, 2018 (Inception) through October 31, 2018 (unaudited)

Revenues	$-	$-

Operating Expenses
Personnel expenses	45,000	120,000
General and administrative	110,763	127,984
Total operating expenses	155,763	247,984

Net loss from operations	(155,763)	(247,984)
Other income (expense):
Interest expense	(9,695)	(9,695)
Gain on settlement of liability	156,000	156,000
Derivative expense	(303,660)	(303,660)
Total other income (expense)	(157,355)	(157,355)
Net Income	$(313,118)	$(405,339)

Basic and diluted loss per share	$(0.01)	$(0.01)
Weighted average number of
shares outstanding	113,769,556	77,648,826

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

APOTHECA BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

From inception (February 26, 2018) through October 31, 2018 (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(405,339)
Adjustments to reconcile net loss to net cash used by operating activities
Change in fair value of derivative liabilities	303,660
Stock issued in exchange for services	6,000
Gain on settlement of liability	(156,000)
Amortization of debt discount	8,313
Changes in operating assets and liabilities:
Prepaid expenses	(6,000)
Accounts payable	34,024
Accounts payable – related party	3,724
Accrued liabilities	62,840
Net Cash Used in Operating Activities	(149,138)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received for subscription agreements	73,700
Proceeds from convertible notes payable	243,900
Net Cash Provided in Financing Activities	317,600

Net increase in cash and cash equivalents	168,462
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$168,462

Supplemental disclosure of cash flow information:
Cash paid for interest	$-
Cash paid for interest
Supplemental disclosure of non-cash financing activities:
Shares issued to settle a liability	$1,300,000

The accompanying notes are an integral part of these unaudited condensed financial statements

APOTHECA BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM FEBRUARY 26, 2018, (INCEPTION) THROUGH OCTOBER 31, 2018

NOTE 1 -ORGANIZATION AND BASIS OF PRESENTATION

Apotheca Biosciences is a medical device company developing engineering and device solutions for cannabinoid medical technologies. The company is incorporated in Nevada as a Corporation with principal business in Saint Petersburg, FL. The company develops, license and market cannabinoid technologies to various market sectors.

Apotheca Biosciences is developing cutting-edge medical products, nutraceuticals, formulation and delivery technologies for the healthcare and consumer care industry. Our pipeline of products includes, transdermal, sublingual, and nasal delivery technologies for precise and controlled dosing of cannabinoids. We believe that we can deliver meaningful benefits using our technologies to the world’s aging population.

The last two decades of research have brought a tremendous improvement in knowledge of the endocannabinoid system (eCB system) components and functions under physiological and pathological conditions. The eCB is a neuromodulatory system consists of two subtypes of cannabinoid receptors, CB1 and CB2

Vision

Apotheca Biosciences is positioning to be global leader in discovering new cannabinoid medical technologies to make life better and healthier

Mission

To contribute to human welfare through innovative biomedical engineering solutions; to deliver cannabinoid actives that relieve pain, restore health, and longevity of millions of patients around the world.

Core values:

●	Bring cost-effective and meaningful medical care to patients
●	Build an environment of creativity and transform new ideas into breakthrough technologies and devices
●	Pursue innovative engineering solutions that challenge established thinking
●	Change and act with speed via scientific collaboration, partnership and a winning spirit

Apotheca Biosciences, Inc. (the "Company") was originally incorporated in the State of Nevada on October 6, 2014, under the name Pacificorp Holdings, Ltd. On June 2, 2017 the Company entered into a short form Merger Agreement with the Company’s wholly owned subsidiary in order to effect the change of their corporate name. The name change was effected through a parent/subsidiary short-form merger of the Company and its wholly-owned subsidiary, Cannabis Leaf Incorporated., a Nevada Corporation (the “Subsidiary”), under Section 92A.180 of the Nevada Revised Statutes (“NRS”). Pursuant to an Agreement of Merger, dated June 2, 2017, between the Company and the Subsidiary, effective June 7, 2017, the Subsidiary merged with and into the Company and ceased to exist (the “Merger”). Pacificorp Holdings, Ltd was the surviving entity and adopted the name of the subsidiary, Cannabis Leaf Incorporated.

On March 6, 2018 an Agreement and Plan of Merger (the "Agreement") was made and entered into as of March 6, 2018 by and among Cannabis Leaf Incorporated (“CLI”) and Apotheca. The respective Boards of Directors of CLI and Apotheca determined that it was in the best interest of each company and its respective stockholders to consummate the business combination transaction provided for in the agreement in which Apotheca would merge with and into CLI (the "Merger"), with Apotheca as the surviving entity post-Merger, the respective Boards of Directors of CLI and the Apotheca approved the Agreement, the Merger, and the other transactions contemplated by the Agreement, upon the terms and subject to the conditions set forth in the Agreement in accordance with the Nevada Revised Statutes regarding business combinations or merger ("NRS"), and their respective corporate documents.

APOTHECA BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM FEBRUARY 26, 2018, (INCEPTION) THROUGH OCTOBER 31, 2018

NOTE 1 -ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

On August 2, 2018, Articles of Merger and the Merger Agreement were filed with the Nevada Secretary of State, giving Effect to the Merger and the change of name of our company to Apotheca Biosciences Incorporated.

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States and are expressed in United States (US) dollars. The Company has not produced any revenue from its principal business and is a development stage company. The Company has changed it business from a license holder with Affordable Green LLC of Tacoma WA to a cannabis bioscience company. Additionally, the Company has changed its name as a result of a merger with the Company’s wholly owned subsidiary Apotheca Biosciences, Inc. as a result of this merger Cannabis Leaf adopted the name of the subsidiary. The comparative balance sheet is the balance sheet audited as of April 30, 2018 for Apotheca Private.

 NOTE 2 -SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited condensed financial statements of the Company and the accompanying notes included in this Quarterly Report on Form 10-Q are unaudited and have not been reviewed. In the opinion of management, all adjustments necessary for a fair presentation of the Condensed Financial Statements have been included. Such adjustments are of a normal, recurring nature. The Condensed Consolidated Financial Statements, and the accompanying notes, are prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of accounts payable and accrued liabilities and loans payable – related parties. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

Basic and Diluted Earnings Per Share

Net loss per share is calculated in accordance with FASB ASC 260, Earnings Per Share, for the period presented. ASC 260 requires presentation of basic earnings per share and diluted earnings per share. Basic income (loss) per share (“Basic EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share (“Diluted EPS”) is similarly calculated. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. For the period ended October 31, 2018, there were no potentially dilutive securities.

APOTHECA BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM FEBRUARY 26, 2018, (INCEPTION) THROUGH OCTOBER 31, 2018

NOTE 2 -SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Pronouncements

In February 2016, FASB issued ASC 842 that requires lessees to recognize lease assets and corresponding lease liabilities on the balance sheet for all leases with terms of more than 12 months. The update, which supersedes existing lease guidance, will continue to classify leases as either finance or operating, with the classification determining the pattern of expense recognition in the income statement.

The ASU will be effective for annual and interim periods beginning January 1, 2019, with early adoption permitted, and is applicable on a modified retrospective basis with various optional practical expedients. The Company is assessing the impact of this standard.

In May 2014, ASU 2014-09 was issued related to revenue from contracts with customers. The ASU was further amended in August 2015, March 2016, April 2016, and May 2016 by ASU 2015-14, 2016-08, 2016-10 and 2016-12.

The new standard provides a five-step approach to be applied to all contracts with customers and also requires expanded disclosures about revenue recognition.

In August 2015, the effective date was deferred to reporting periods, including interim periods, beginning after December 31, 2017, and will be applied retrospectively. Early adoption is not permitted.

The Company reviews new accounting standards as issued. No new standards had any material effect on these financial statements. The accounting pronouncements issued subsequent to the date of these financial statements that were considered significant by management were evaluated for the potential effect on these consolidated financial statements. Management does not believe any of the subsequent pronouncements will have a material effect on these consolidated financial statements as presented and does not anticipate the need for any future restatement of these consolidated financial statements because of the retro-active application of any accounting pronouncements issued subsequent to October 31, 2018 through the date these financial statements were issued.

NOTE 3 – MERGER

 On March 6, 2018 an Agreement and Plan of Merger was made and entered into as of March 6, 2018 by and among Cannabis Leaf (CLI) and Apotheca. The respective Boards of Directors of CLI and Apotheca have determined that it is in the best interest of each company and its respective stockholders to consummate the business combination transaction provided for in the agreement in which Apotheca would merge with and into CLI , with Apotheca (post name change from cannabis Leaf) as the surviving entity post-Merger, upon the terms and subject to the conditions set forth herein; the respective Boards of Directors of CLI and the Apotheca have approved the Agreement, the Merger, and the other transactions contemplated by the Agreement, upon the terms and subject to the conditions set forth in the Agreement in accordance with the Nevada Revised Statutes regarding business combinations or merger ("NRS"), and their respective corporate documents.

At the Effective Time, by virtue of the Merger and without any action on the part of CLI or Apotheca or any holder of capital stock of CLI or Apotheca:

 (a) Capital Stock of CLI.  Each issued and outstanding share of capital stock of shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into and shall be existing as one share of CLI's common stock without need of re-issuance.  Such shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation being Apotheca.

(b) Conversion of CLI Stock:(i) Each share of CLI Common Stock issued and outstanding immediately prior to the Effective Time (individually a "Share" and collectively the "Shares"), shall be considered shares of Apotheca as the surviving entity as set forth below (the "Merger Consideration").

APOTHECA BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM FEBRUARY 26, 2018, (INCEPTION) THROUGH OCTOBER 31, 2018

NOTE 3 – MERGER (CONTINUED)

(ii) At the Effective Time, each Share held by CLI as treasury stock or held by CLI, or any Subsidiary of CLI, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of CLI continue to exist as shares of Apotheca as the surviving entity without further consideration with respect thereto.

(iii) At the Effective Time, each Share of the Treasury Stock as Authorized Shares but unissued Shares of CLI shall become Treasury Shares but unissued Shares of Apotheca, with no change the authorized shares which were in effect immediately prior to the Effective Time.

(iv) At the Effective Time, Apotheca as the surviving entity and in exchange for the acquisition of Apotheca shall be issued as such exchange for control and merger the amount of sixty million (60,000,000) shares of Apotheca as the surviving Company in the form of common shares to be distributed as set forth by Apotheca at its direction on a schedule set forth for issuance. Such shares shall be considered the Merger Control Shares and shall represent approximately sixty percent of the then post-issuance control of CLI post-merger. (v) At the time of exchange in such transaction, there is as certified by CLI, its board of directors and management, exist no convertible or other debt with claims or rights superior for the issuance of any shares of common stock in CLI, and no such claims need be recognized by Apotheca as debt of the surviving entity. Any such debt must have been and was not disclosed to Apotheca before this transaction, and the existing of such debt or claims is a liability of the prior management of CLI and not of Apotheca as the surviving entity.

Closing. Upon the terms and subject to the conditions set forth herein and unless this Agreement has been terminated pursuant to its terms, the closing of the Merger on May 15, 2018 at which time the conditions to Closing set forth in this Agreement shall have been satisfied or, to the extent permitted hereunder, waived by the appropriate party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. The date on which the Closing actually occurs, and the transactions contemplated hereby become effective is hereinafter referred to as the Closing Date CLI and Apotheca shall deliver the certificates and other documents and instruments required to be delivered hereunder.

Effective Time of the Merger. Subject to the provisions of this Agreement, at the Closing, the parties hereto shall (a) cause a certificate of merger in substantially the form required by the Secretary of State of Nevada to be executed and filed with the Secretary of State of the State of Nevada, and (b) take all such other and further actions as may be required by the NRS or other applicable Law to make the Merger effective. The Merger shall become effective as of the date and time of the filing of the Nevada Certificate of Merger or at such later date or time as may be agreed by CLI and CLI in writing and specified in the Nevada Certificate of Merger in accordance with relevant provisions of the NRS. The date and time of such effectiveness are referred to herein as the Effective Time.

On August 2, 2018, Articles of Merger and the Merger Agreement were filed with the Nevada Secretary of State, giving Effect to the Merger and the change of name of our company to Apotheca Biosciences Incorporated.

The unaudited pro forma combined condensed financial statements were prepared using the acquisition method of accounting as outlined in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, with the Company considered the acquiring company. Based on the acquisition method of accounting, the consideration transferred by the Company is based on number or equity interests (e.g., shares) the Company issued to give the shareholders of the CLI the same percentage of equity interest in the combined entity that resulted from the reverse merger. Consolidated statements immediately following the reverse merger are a continuation of the financial statements of the Company (“accounting acquirer”) retroactively adjusted to reflect the CLI (“accounting acquiree”) legal capital.

APOTHECA BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM FEBRUARY 26, 2018, (INCEPTION) THROUGH OCTOBER 31, 2018

NOTE 3 – MERGER (CONTINUED)

The acquisition of a private operating company by a nonoperating public shell corporation typically results in the owners and management of the private company having actual or effective voting and operating control of the combined company. A public shell reverse acquisition is viewed as a capital transaction in substance, rather than a business combination. As a result, it should be accounted for as a reverse recapitalization equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation accompanied by a recapitalization. This accounting treatment is similar to that resulting from a reverse acquisition, except that no goodwill or other intangible assets should be recorded.

The following is the statement of stockholders’ equity as of October 31, 2018 reflecting the recapitalization.

APOTHECA BIOSCIENCES, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Stockholders’ Equity for the Period

From February 26, 2018 (Inception) through to October 31, 2018

	Common Stock
	Shares	Amount	Additional Paid in Capital	Shares to be issued	Accumulated (Deficit)	Total
Balances, February 26, 2018	-	$-	$-	$-	$-	$-

Shares issued by Apotheca in exchange for services ($.001 par value)	60,000,000	6,000	-	-	-	6,000

Recapitalization on August 2, 2018	51,314,000	105,314	(1,444,587)			(1,339,273)

Shares issued in satisfaction of accrued liability (license settlement)	2,600,000	2,600	1,141,000			1,144,000

Shares to be issued				73,700		73,700

Net loss from February 26, 2018 through October 31, 2018					(405,339)	(405,339)

Balances, October 31, 2018	113,914,000	$113,914	$(303,187)	$73,7000	$(405,339)	$(520,912)

APOTHECA BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM FEBRUARY 26, 2018, (INCEPTION) THROUGH OCTOBER 31, 2018

NOTE 4 – GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. At October 31, 2018 and April 30, 2018, the Company had $168,462 and $0 in cash and $520,912 and $32,242 in negative working capital, respectively.  From inception (February 26, 2018) through October 31, 2018, the Company had a net loss of $405,339. Continued losses may adversely affect the liquidity of the Company in the future. Therefore, the factors noted above raise substantial doubt about our ability to continue as a going concern. The recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s existence is dependent upon management’s ability to develop profitable operations and resolve its liquidity problems.

NOTE 5 – ACCOUNTS PAYABLE – RELATED PARTY

A s of October 31, 2018, the Company has an accounts payable balance of $3,724 to a related party. The Company has a lease agreement with the related party, Nuvus Gro Corp, in which the Company pays $6,408 per month for office space. On October 15, 2018, the Company paid $2,684 towards the $6,408 rent due for October leaving a balance of $3,724. See Note 10.

NOTE 6 – ACCRUED LIABILITIES

As of October 31, 2018, the Company has the following accrued liabilities:

Amount
Accrued salary – officer	$38,791
Credit card	9,608
Accrued interest	2,654
Total	$51,053

NOTE 7 – NOTES PAYABLE

As of October 31, 2018, the Company had outstanding notes payable totaling $18,600. The notes bear an interest rate of 5% per annum and are due upon demand giving 30 days written notice to the borrower. From inception through October 31, 2018, the Company recorded $464 in interest expense on the notes.

NOTE 8 – GAIN ON SETTLEMENT OF LIABILITY

In May 2017, CLI, the accounting acquiree, entered into a Licensing Agreement with Affordable Green Washington LLC where the consideration was $2,100,000. On May 3, 2018 the CLI entered into a Settlement and Release Agreement with AGH WA, LLC in order to terminate the License Agreement and cease the business relationship between the Parties and remedy any defaults of the terms and conditions of the License Agreement. The Compensation and Settlement pertaining to entering into the Settlement and Release Agreement was an aggregate total of 2,600,000 restricted Common Shares. On CLI’s balance sheet, a liability was recorded in the amount of $2,158,000, which was based on a fair value of $0.83 per share on the commitment date. As of the merger date, the liability balance of $1,300,000 was assumed by Apotheca in the merger. On August 7, 2018, Apotheca issued 2,600,000 in full satisfaction of the liability. On the date the shares were issued, the fair value of the shares were equal to $0.44. As a result, Apotheca recorded a gain on settlement of liability of $156,000.

F-20

APOTHECA BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM FEBRUARY 26, 2018, (INCEPTION) THROUGH OCTOBER 31, 2018

NOTE 9 – CONVERTIBLE NOTE PAYABLE

On October 3, 2018, the Company entered into a Securities Purchase Agreement with Firstfire Global Opportunities Fund, LLC, an accredited investor “Firstfire” pursuant to which the Company issued to Firstfire a Senior Convertible Promissory Note (“Note”) in the aggregate principal amount of $300,000. The Note The Company received net proceeds of $243,900 after a $24,000 original note discount and $32,100 of financing costs. The Note has a maturity date of October 3, 2019 and the Company has agreed to pay interest on the unpaid principal balance of the Note at the rate of five percent (5%) per annum from the date on which the Note is issued until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The Company shall have the right to prepay the Note, provided it makes a payment to Firstfire as set forth in the Note.

The outstanding principal amount of the Note is convertible into common stock at the lender’s option at $0.20 per share. The agreements contain down-round protection in the event the Company issues common stock at a lower price. In connection with the agreement, the Company issued detachable warrants to purchase 480,000 shares of the company’s common stock. The warrants have a strike price of $0.3125 and an expiration date of October 3, 2021. The warrants contain down-round protection in the event the Company issues common stock at a lower price.

Accounting Considerations

The Company has accounted for the Note as a financing transaction, wherein the net proceeds that were received were allocated to the financial instrument issued. Prior to making the accounting allocation, the Company evaluated the agreement under ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 generally requires the analysis embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. The material embedded derivative features consisted of the embedded conversion option and default puts. The conversion option and default puts bear risks of equity which were not clearly and closely related to the host debt agreement and required bifurcation. Current accounting principles that are also provided in ASC 815 do not permit an issuer to account separately for individual derivative terms and features that require bifurcation and liability classification. Rather, such terms and features must be and were bundled together and fair valued as a single, compound embedded derivative. Additionally the warrants required classification as derivative liabilities.

Based on the previous conclusions, the Company allocated the cash proceeds first to the derivative components at its fair value with the residual allocated to the host debt contract, as follows:

Allocation
Compound embedded derivative	$408,373
Derivative warrants	128,544
Day-one derivative loss	(260,917)
Financing fees	(32,100)
Net proceeds	$(243,900)

The net proceeds of $243,900 were allocated to the compound embedded derivative and derivative warrants. This resulted in a day-one derivative loss of $260,917. Due to the 100% discount of the note, the net carrying value on the balance sheet was zero upon inception. The Note will be amortized up to its face value of $300,000 over the life of Note based on an effective interest rate. Amortization expense for the period amounted to $8,313. The carrying value of the Note as of October 31, 2018 amounted to $8,313.

NOTE 10 –DERIVATIVE FINANCIAL INSTRUMENTS

The following tables summarize the components of the Company’s derivative liabilities and linked common shares as of October 31, 2018 and the amounts that were reflected in income related to derivatives for the period ended:

	October 31, 2018
The financings giving rise to derivative financial instruments	Indexed Shares	Fair Values
Compound embedded derivative	301,898	$(439,548)
Derivative warrants	480,000	(140,112)
Total	781,898	$(579,660)

F-21

APOTHECA BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM FEBRUARY 26, 2018, (INCEPTION) THROUGH OCTOBER 31, 2018

NOTE 10 –DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

The following table summarizes the effects on the Company’s gain (loss) associated with changes in the fair values of the derivative financial instruments by type of financing for the three months ended October 31, 2018 and for the period from February 26, 2018 (Inception) through to October 31, 2018:

The financings giving rise to derivative financial instruments and the income effects:	Three Months Ended December 31, 2013
Compound embedded derivative	$(31,175)
Derivative warrants	(11,568)
Day-one derivative loss	(260,917)
Total gain (loss)	$(303,660)

The Company’s face value $300,000 Secured Convertible Promissory Note and Detachable Warrants issued on October 3, 2018 gave rise to derivative financial instruments. The Notes embodied certain terms and conditions that were not clearly and closely related to the host debt agreement in terms of economic risks and characteristics. These terms and features consist of the embedded conversion option. Additionally the detachable warrants contained terms and features that gave rise to derivative liability classification.

Current accounting principles that are provided in ASC 815 - Derivatives and Hedging require derivative financial instruments to be classified in liabilities and carried at fair value with changes recorded in income. In addition, the standards do not permit an issuer to account separately for individual derivative terms and features embedded in hybrid financial instruments that require bifurcation and liability classification as derivative financial instruments. Rather, such terms and features must be bundled together and fair valued as a single, compound embedded derivative. The Company has selected the Monte Carlo Simulations valuation technique to fair value the compound embedded derivative because it believes that this technique is reflective of all significant assumption types, and ranges of assumption inputs, that market participants would likely consider in transactions involving compound embedded derivatives. Such assumptions include, among other inputs, interest risk assumptions, credit risk assumptions and redemption behaviors in addition to traditional inputs for option models such as market trading volatility and risk-free rates. The Monte Carlo Simulations technique is a level three valuation technique because it requires the development of significant internal assumptions in addition to observable market indicators.

Significant inputs and results arising from the Monte Carlo Simulations process are as follows for the compound embedded derivative that has been bifurcated from the Convertible Notes and classified in liabilities:

	Inception	October 31, 2018
Quoted market price on valuation date	$0.41	$0.44
Contractual conversion rate	$0.20	$0.20
Contractual term to maturity	1.00 Year	0.92 Years
Market volatility:
Equivalent Volatility	163.10%	152.57%
Interest rate	5.0%	5.0%

The Company has selected the Black Scholes Merton valuation technique to fair value the detachable warrants because it believes that this technique is reflective of all significant assumption types, and ranges of assumption inputs, that market participants would likely consider in transactions involving compound embedded derivatives.

F-22

APOTHECA BIOSCIENCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM FEBRUARY 26, 2018, (INCEPTION) THROUGH OCTOBER 31, 2018

NOTE 10 –DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

Significant inputs and results arising from the Black Scholes Merton process are as follows for the detachable warrants classified in liabilities:

	Inception	October 31, 2018
Quoted market price on valuation date	$0.41	$0.44
Contractual strike price	$0.3125	$0.3125
Range of effective contractual conversion rates	--	--
Contractual term to maturity	3.00 Year	2.93 Years
Market volatility:
Volatility	166.14%	164.78%
Risk-free interest rate	2.94%	2.93%

The following table reflects the issuances of compound embedded derivatives and detachable warrants and changes in fair value inputs and assumptions related to the compound embedded derivatives during the quarter ended October 31, 2018.

October 31, 2018
Balances at February 26, 2018 (Company Inception)	$--
Issuances:
Compound embedded derivative	408,373
Detachable warrants	128,544
Changes in fair value inputs and assumptions reflected in income	42,743
Balances at October 31	$579,660

NOTE 11 –LEASE OBLIGATION

On August 1, 2018, the Company entered into a lease agreement with Nuvus Gro Corp, a related party. The agreement provides for monthly rent payments in the amount of $6,408. The lease period is 24 months. Upon execution of the agreement, the Company was required to pay the last month’s rent deposit in the amount of $6,000. As of October 31, 2018, the Company recorded $19,224 in rent expense related to this agreement. The Companies remaining lease obligation is as follows:

Period	Amount Due
Fiscal Year Ended January 31, 2019	$19,224
Fiscal Year Ended January 31, 2020	44,856
Total	$64,080

NOTE 12 –COMMON SHARES TO BE ISSUED

From inception through October 31, 2018, the Company received cash totaling $73,700 in exchange for 184,250 shares of common stock at $0.40 per share. As of October 31, 2018 the shares had not been issued. As such, the value of $73,700 was recorded in equity under shares to be issued, common shares.

NOTE 13 –EQUITY

The Company has authorized 600,000,000 common shares with a par value of $0.001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

As of October 31, 2018, the company had 113,914,000 shares of common stock issued and outstanding.

NOTE 14 - SUBSEQUENT EVENTS

Share issuances

Subsequent to the reporting period, the Company issued 300,000 shares to its President Sam Talari for a bonus.

F-23

  PROSPECTUS

APOTHECA BIOSCIENCES, INC.

10,775,000,000 SHARES OF COMMON STOCK

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus.

You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until __________, 2018 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS MARCH 13, 2019

41

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by Hawkeye Systems, Inc.

Item	Amount (US$)
SEC Registration Fee	$218.16
Transfer Agent Fees	1,000.00
Legal Fees	30,000.00
Accounting and Auditing Fees	10,000.00
Printing/Edgar filing Costs	500.00
Miscellaneous	281.84
TOTAL	$42,000.00

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our By-Laws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

· indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

· advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

· obtain directors’ and officers’ insurance.

RECENT SALES OF UNREGISTERED SECURITIES

On March 20, 2018, the Company issued 831,330 and 142,670 restricted common shares in settlement of debt in the amounts of $166, 266 and $28,534 respectively. The securities described in this paragraph were issued to a U.S. investor in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relating to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. The sales of these securities were made without general solicitation or advertising.

On May 3, 2018 Cannabis Leaf, Inc. (the Registrant) entered into a Settlement and Release Agreement with AGH WA, LLC in order to terminate the License Agreement and cease the business relationship between the Parties, and remedy any defaults of the terms and conditions of the License Agreement. The Company issued an aggregate total of 2,600,000 restricted shares of common stock as full compensation for AGH WA, LLC foregoing their claims in the Settlement and Release Agreement. The securities described in this paragraph were issued to a U.S. investor in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relating to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. The sales of these securities were made without general solicitation or advertising.

On April 24, 2018 the Company issued 60,000,000 restricted common shares to a total of 7 accredited investors as the consideration for undertaking the merger of Cannabis Leaf and Apotheca Biosciences in connection with the terms and conditions of the Merger Agreement between Cannabis Leaf and Apotheca Biosciences. .. The securities described in this paragraph were issued to a U.S. investor in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relating to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. The sales of these securities were made without general solicitation or advertising.

42

Item 16. Exhibits.

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date
3.1	Articles of Incorporation	S-1	3.1	April 21, 2015
3.2	By-laws	S-1	3.2	April 21, 2015
3.3	Articles of Merger	8-K	3.2	August 29, 2018
3.4	Agreement of Merger	8-K	2.1	August 29, 2018
5.1*	Opinion of Cutler Law Group, P.C regarding the legality of the securities being registered	S-1	5.1	November 11, 2018
10.1	Securities Purchase Agreement between the Company and FirstFire Global Opportunities Fund, LLC dated as of October 3, 2018	S-1	10.1	November 11, 2018
10.2	Registration Rights Agreement between the Company and FirstFire Global Opportunities Fund, LLC dated as of October 3, 2018	S-1	10.2	November 11, 2018
10.3	Senior Convertible Promissory Note issued to FirstFire Global Opportunities Fund, LLC on October 3, 2018	S-1	10.3	November 11, 2018
10.4	Common Stock Purchase Warrant issued to FirstFire Global Opportunities Fund, LLC on October 3, 2018	S-1	10.4	November 11, 2018
10.5	Employment Agreement dated as of February 26, 2018 between the Company and Sam Talari	S-1	10.5	November 11, 2018
10.6	Settlement and Release Agreement entered into as of May 3, 2018 among Cannibis Leaf, Inc. AGH WA, LLC and Paul Donion.	8-K	10.1	May 7, 2018
10.7*	Common Stock Purchase Warrant Issued to FirstFire Global Opportunities Fund, LLC
10.8*	Securities Purchase Agreement by and between Apotheca Biosciences, Inc. and Firstfire Global Opportunities Fund, LLC
10.9*	Senior Convertible Promissory Note from Apotheca Biosciences, Inc. to Firstfire Global Opportunities Fund LLC
10.10*	Memorandum of Understanding (the "mou"), by and between Apotheca Biosciences, Inc., a Nevada corporation (the "company"), and Firstfire Global Opportunities Fund, LLC
10.11*	Registration Rights Agreement between Apotheca Biosciences, Inc. and Firstfire Global Opportunities Fund, LLC
14.1	Code of Ethics	S-1	14.1	April 21, 2015
23.1*	Consent of Cutler Law Group, P.C. (included in exhibit 5.1)	S-1	5.1	November 11, 2018
23.2	Consent of BF Borgers CPA PC			November 11, 2018
23.3*	Consent of TAAD, LLP

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith.

Item 17. Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Saint Petersburg, State of Florida, on March 13, 2018.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Saint Petersburg, State of Florida, on March 13, 2019.

Apotheca Biosciences, Inc.

By: /s/ John Verghese
John Verghese
Acting Chief Executive Officer, Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. P.C. Sundareswaran	Chief Executive Officer, Chief Financial Officer, Chairman, Director (principal executive officer, principal financial officer and principal accounting officer)	March 13, 2019
Dr. P.C. Sundareswaran

/s/ John Verghese	Chief Technical Officer and Director	March 13, 2019
John Verghese

/s/ Deirdre Fernandes	Director	March 13, 2019
Deirdre Fernandes